Exhibit 10.3

AMENDED AND RESTATED SENIOR SECURED TERM LOAN FACILITY AGREEMENT

dated as of December 5, 2016

among

OCWEN LOAN SERVICING, LLC,
as Borrower,

OCWEN FINANCIAL CORPORATION,
as Parent,

and

CERTAIN SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION,
as Subsidiary Guarantors,

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent
_____________________________________________________________

$335,000,000 Amended and Restated Senior Secured Term Loan Facility
_____________________________________________________________

BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.,

NOMURA SECURITIES INTERNATIONAL, INC.

and
CREDIT SUISSE SECURITIES (USA) LLC
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
as Sole Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

NOMURA SECURITIES INTERNATIONAL, INC.

and
CREDIT SUISSE SECURITIES (USA) LLC

as Co-Documentation Agents

-i-

-ii-

-iii-

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SCHEDULES:	1.01(a)	Restatement Effective Date Term Commitments
	1.01(b)	Securitization Entities
	1.01(c)	Principal Office
	1.01(d)	Material Subsidiaries
	1.01(e)(A)	Specified Servicing Agreements
	1.01(e)(B)	Specified MSRs/Deferred Servicing Fees/Unencumbered Advances
	2.09	Amortization Schedule
	4.01	Organization and Qualification
	4.03	Equity Interests and Ownership
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.05	Certain Restrictions on Subsidiary Distributions
	6.06	Certain Investments
	6.08	Certain Asset Sales
	6.11	Certain Affiliate Transactions
	10.01(a)	Notice Addresses

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D-1	Opinion of Mayer Brown LLP
	D-2	Opinion of Internal Counsel
	D-3	Opinion of U.S. Virgin Islands Counsel
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Restatement Effective Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Intercompany Note
	J	Joinder Agreement
	K	Prepayment Notice

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AMENDED AND RESTATED SENIOR SECURED TERM LOAN FACILITY AGREEMENT

This AMENDED AND RESTATED SENIOR SECURED TERM LOAN FACILITY AGREEMENT, dated as of December 5, 2016, is entered into by and among OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”), OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), CERTAIN SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION, as Subsidiary Guarantors, THE LENDERS PARTY HERETO FROM TIME TO TIME and BARCLAYS BANK PLC (“Barclays”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Parent, the Borrower, the Subsidiary Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent are party to the Existing Credit Agreement (as defined herein).

WHEREAS, the Borrower has requested the Lenders extend credit in the form of term loans on the Restatement Effective Date, in an aggregate principal amount not in excess of $335,000,000.

WHEREAS, the proceeds of the Loans extended by the Lenders hereunder on the Restatement Effective Date are to be used in accordance with Section 2.03.

WHEREAS, pursuant to the Restatement Agreement (as defined herein), and upon satisfaction (or waiver) of the conditions set forth therein, the Existing Credit Agreement is being amended and restated in the form of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01          Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Parent, the Borrower or any of their Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Advance Facility Reserves” means, on any date of determination, the aggregate amount on deposit in segregated reserve trust accounts for any Servicing Advance Facility after giving effect to any amounts owed but unpaid to the related lenders under such Servicing Advance Facility.

“Adverse Proceeding” means any action, suit, demand, claim, proceeding, hearing (in each case, whether administrative, judicial (civil or criminal) or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent, the Borrower or any of their respective Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Parent, the Borrower or any of their respective Subsidiaries, threatened against or affecting Parent, the Borrower or any of their respective Subsidiaries or any property of Parent, the Borrower or any of their respective Subsidiaries.

“Affected Lender” has the meaning specified in Section 2.16(b).

“Affected Loans” has the meaning specified in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Agent Affiliates” has the meaning specified in Section 10.01(b).

“Aggregate Amounts Due” has the meaning specified in Section 2.15.

“Aggregate Payments” has the meaning specified in Section 7.02.

“Agreement” means this Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) with respect to Restatement Effective Date Term Loans that are Eurodollar Rate Loans, 5.00% per annum; and (ii) with respect to Restatement Effective Date Term Loans that are Base Rate Loans, 4.00% per annum. Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.07 or Article VIII and the provisions of this definition shall survive the termination of this Agreement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any other Agent or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Arrangers” means Barclays, JPMorgan Chase Bank, N.A., Nomura Securities International, Inc. and Credit Suisse Securities (USA) LLC, in their capacities as joint lead arrangers and joint bookrunners, together with their permitted successors in such capacities.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Parent, the Borrower’s or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Parent or the Borrower or any of their respective Subsidiaries, other than (i) transfers to Parent, the Borrower or any Subsidiary Guarantor, or from a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor, (ii) inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued), (iii) sales, leases or licenses of other assets for aggregate consideration of less than $20,000,000 with respect to any transaction or series of related transactions and less than $30,000,000 in the aggregate during any Fiscal Year, (iv) sales, contributions, assignments or other transfers of Servicing Advances pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness, (v) a sale (in one or more transactions) of Servicing Advances (a) in the ordinary course of business or (b) in connection with the transfer or termination of the related MSRs, (vi) sales, contributions, assignments or other transfers of Servicing Advances to Securitization Entities and Warehouse Facility Trusts in connection with Securitizations or Warehouse Facilities, (vii) disposition of Investments or other assets and disposition or compromise of loans or other receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by Parent, the Borrower or any of their respective Subsidiaries, (viii) the modification of any loans owned by Parent, the Borrower or any of their respective Subsidiaries in the ordinary course of business, (ix) sales of Securitization Assets in the ordinary course of business by Parent, the Borrower or any of their respective Subsidiaries in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized by any Specified Government Entity, (x) sales of Securitization Assets in the ordinary course of business by Parent, the Borrower or any of their respective Subsidiaries in connection with the origination, acquisition, securitization and/or sale of loans not otherwise permitted by clause (ix) above; provided that with respect to any sale pursuant to this clause (x), (a) no Default or Event of Default shall have occurred and be Continuing or would result therefrom and (b) the First Lien LTV Ratio shall not exceed the percentage that is required pursuant to Section 6.07 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c) on a pro forma basis after giving effect to such sale of loans, (xi) sales, contributions, assignments or other transfers of MSRs that are not Collateral or any interests therein in connection with MSR Facilities, (xii) Excess Servicing Strips; provided that with respect to any sale pursuant to this clause (xii), the First Lien LTV Ratio shall not exceed the percentage that is required pursuant to Section 6.07 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c) on a pro forma basis after giving effect to such Excess Servicing Strip, (xiii) sales of clean-up call rights or any interests therein and (xiv) dispositions permitted by Sections 6.08(e) and (h).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 10.06(h).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof) and such Person’s chief financial officer or treasurer.

“Available Amount” means, at any time of determination, an amount equal to (a)(i) the aggregate amount of voluntary repayments of the Loans pursuant to Section 2.11 made prior to the last day of the most recently completed Fiscal Quarter or (ii) if greater than the amount set forth in clause (a)(i), the aggregate amount of Consolidated Excess Cash Flow generated from and after the Restatement Effective Date to the last day of the most recently completed Fiscal Year to the extent such Consolidated Excess Cash Flow was not, or will not be, required to be applied in accordance with Section 2.12(d), plus (b) the aggregate amount of Net Cash Proceeds of equity contributions to, or the sale of equity by, Parent received from and after the Restatement Effective Date (other than Disqualified Equity Interests), plus (c) the aggregate amount of any permitted increase in borrowing for Servicing Advance Facilities (limited to Specified Net Servicing Advances), minus (d) without duplication, any Restricted Junior Payments, Permitted Acquisitions, Consolidated Capital Expenditures, amortization payments of Junior Indebtedness or other Investments made using the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays” has the meaning specified in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, and (iii) the one-month Eurodollar Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 2.00% per annum.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of the same Type and Class of Loans and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each Lender pursuant to Section 2.01(a) or Section 2.22.

“Borrowing Notice” means a notice executed by an Authorized Officer substantially in the form of Exhibit A-1.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance on hand or in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s; and (iv) shares of any money market mutual fund that (a) has net assets of not less than $5,000,000,000 and (b) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” has the meaning specified in Section 2.18(c).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the Restatement Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than holders of equity of Parent as of the Restatement Effective Date shall have acquired beneficial ownership or control of 35.0% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Restatement Effective Date or (b) were approved by the board of directors of Parent, a majority of whom were directors on the Restatement Effective Date or whose election or nomination for election was previously so approved; (iii) Parent shall cease to own, directly or indirectly, 100% of the voting and economic interest in the Borrower; or (iv) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of the Second Lien Notes and the Borrower’s 6.625% Senior Notes due 2019.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Restatement Effective Date Term Loan Exposure and (b) Lenders having New Term Loan Exposure of each applicable Series and (ii) with respect to Loans, each of the following classes of Loans: (a) Restatement Effective Date Term Loans and (b) each Series of New Term Loans.

“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., Nomura Securities International, Inc. and Credit Suisse Securities (USA) LLC, in their capacities as co-documentation agents, together with their permitted successors in such capacities.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Commitment” means the Restatement Effective Date Term Loan Commitment or the New Term Loan Commitment of a Lender and “Commitments” means such commitments of all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, which provides detailed calculations of (x) compliance by Parent with the financial covenants set forth in Section 6.07 and (y) each amount of Realizable Value, Non-Recourse Indebtedness and Permitted Funding Indebtedness.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with, except as otherwise set forth herein, applicable principles of consolidation under GAAP.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of Parent and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.12(c) or with Net Cash Proceeds from Asset Sales invested pursuant to Section 2.12(b) or (ii) that constitute a Permitted Acquisition permitted under Section 6.08.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)           the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii)          the sum, without duplication, of (a) the amounts for such period of (1) scheduled and other mandatory repayments, without duplication, of Indebtedness for borrowed money (excluding repayments of any revolving credit facility that is not included in Consolidated Working Capital Liabilities except to the extent the commitments with respect thereto are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures made with the Available Amount), (3) Acquisition Consideration and all consideration paid in connection with the acquisition of MSRs and Servicing Advances (other than Permitted Acquisitions or other Investments that are either (A) financed with the Available Amount or (B) in any Person, assets or a business line or unit or a division of any Person engaged in activities that are not Core Business Activities) and (4) any cash expenditures in respect of any non-operating and/or non-recurring items, increasing Consolidated Net Income for such period, associated with claims or investigations against Parent or any of its Subsidiaries brought by any Governmental Authority, without duplication, plus (b) other non cash gains increasing Consolidated Net Income for such period (excluding any such non cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period). As used in this clause (ii), “scheduled and other mandatory repayments, without duplication, of Indebtedness” do not include any voluntary prepayments of Loans pursuant to Section 2.11 or mandatory prepayments of the Loans pursuant to Section 2.11.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (with respect to any gains or incomes) or plus (with respect to any losses or expenses), to the extent such amounts are included in net income in conformity with GAAP, (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or the Borrower or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (c) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses or any non-operating and/or non-recurring items associated with claims or investigations against Parent or any of its Subsidiaries brought by any Governmental Authority.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Working Capital Assets of Parent and its Subsidiaries over Consolidated Working Capital Liabilities of Parent and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of assets included in Consolidated Working Capital Assets and liabilities included in Consolidated Working Capital Liabilities and the effect of any Permitted Acquisition or any Asset Sale during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital with respect to such Permitted Acquisition at the end of such period.

“Consolidated Working Capital Assets” means, as at any date of determination, the total assets of a person and its subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Advances,” “Match Funded Advances,” “Receivables,” “Deferred Tax Assets (net),” “Other Assets” (including “Debt service accounts,” “Interest earning collateral deposits” and “Prepaid lender fees and debt issuance costs, net”), “Loans held for sale” and “Loans held for investment” (excluding Ginnie Mae Home Equity Conversion Mortgage-Backed Securities that do not qualify for sale accounting) in conformity with GAAP, excluding cash and cash equivalents.

“Consolidated Working Capital Liabilities” means, as at any date of determination, the total liabilities of a person and its subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Match Funded Liabilities,” “Servicer Liabilities,” “Other Liabilities,” “Other secured borrowings” (excluding the Loans but including the Second Lien Notes) and “Senior Unsecured Notes” in conformity with GAAP.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived or otherwise ceased to exist.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning specified in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice executed by an Authorized Officer substantially in the form of Exhibit A-2.

“Convertible Notes” means any unsecured Junior Indebtedness of Parent convertible, in whole or in part, into Equity Interests (other than Disqualified Equity Interests) of Parent and/or cash based on any formula(s) that reference the trading price of Equity Interests of Parent.

“Converting Term Lender” means each Existing Term Lender that has elected to convert its Existing Term Loans to Restatement Effective Date Term Loans pursuant to the Restatement Agreement.

“Converting Term Loans” means each Existing Term Loan as to which the Lender thereof is a Converting Term Lender.

“Core Business Activities” means the business activities of the Parent and its Subsidiaries as conducted on the date hereof and business activities that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof, including, but not limited to: (v) loan servicing and collection activities and ancillary services directly related thereto (including, but not limited to, the making of servicer advances and financing of advances), (w) asset management for investors that are not a part of the Parent’s consolidated group and management of loans, real estate owned and securities portfolios for investors that are not a part of the Parent’s consolidated group, (x) originating, acquiring, investing in, pooling, securitizing and/or selling Servicing Advances, MSRs, residential and commercial mortgage loans (including reverse mortgage loans and auto dealer floorplan loans) or other loans, leases, asset-backed and mortgage-backed securities and other related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing), (y) providing warehouse financings to third-party loan originators, and (z) support services to third-party lending and loan investment and servicing businesses (including any due diligence services, loan underwriting services, real estate title services, provision of broker-price opinions and other valuation services), collection of consumer receivables, bankruptcy assistance and solution activities, and the provision of technological support products and services related to the foregoing; as well as any business in the insurance industry and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof; provided, however, that Parent, the Borrower and each of their respective Affiliates may be permitted to make material changes to their Core Business Activities insofar as these changes relate to originating, acquiring, securitizing and/or selling loans that are purchased, insured, guaranteed or securitized by any Specified Government Entity.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by Parent, the Borrower, any of their respective Subsidiaries, or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Borrower’s senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent’s, the Borrower’s and their Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.11 or Section 2.12 or by a combination thereof) or such Defaulting Lender shall have paid all amounts due under Section 9.06, as the case may be, and (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments and (iii) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Default Rate” has the meaning specified in Section 2.07.

“Defaulted Loan” means any portion of any unreimbursed payment required hereunder not made by any Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” means a financial institution at which any Loan Party maintains a Deposit Account.

“Designated Jurisdiction” means each jurisdiction approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Designated Subsidiary” means any Foreign Subsidiary organized under the laws of any Designated Jurisdiction that is designated as a Subsidiary Guarantor pursuant to Section 5.10 by notice in writing to the Administrative Agent.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date; provided that any Equity Interest which, by its terms, provides for dividends in cash to be payable prior to the date that is 91 days after the latest Maturity Date solely to the extent that (1) such dividends are paid out of the Available Amount and (2) such payment is permitted under Section 6.04 of this Agreement shall not be a Disqualified Equity Interest so long as the other conditions stated herein are satisfied.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that neither any natural person nor any Loan Party or any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, Parent or any of its ERISA Affiliates or which was sponsored, maintained or contributed to by, or required to be contributed to by, Parent or any of its ERISA Affiliates during the immediately preceding five plan years.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 303 of ERISA with respect to any Pension Plan or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent or its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is an assessment by such Multiemployer Plan of liability therefor, or the receipt by Parent or its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which gives rise to the imposition on Parent or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code with respect to a Pension Plan; or (x) the imposition of any liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below 1.00%, the Eurodollar Rate will be deemed to be 1.00%.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” means any of the conditions or events specified in Section 8.01.

“Excess Servicing Strip” means any transaction consisting of the sale of excess servicing fees, or any interest therein to a third party in the ordinary course of business, or any similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Offer Transactions” means, collectively, the following transactions (a) the offer (the “Exchange Offer”) by the Borrower to the holders of the Parent’s outstanding 6.625% Senior Notes Due 2019 (the “OFC Notes”) to exchange their OFC Notes for newly issued 8.375% Senior Secured Second Lien Notes Due 2022 of the Borrower(the “Second Lien Notes”) pursuant to the Confidential Offering Memorandum dated November 1, 2016, (b) the acceptance by the Borrower of the OFC Notes tendered in the Exchange Offer (the “Tendered OFC Notes”), the issuance by the Borrower of Second Lien Notes in exchange therefore and the payment in cash by the Borrower of accrued and unpaid interest on the Tendered OFC Notes, (c) the distribution by the Borrower of the Tendered OFC Notes to Ocwen Mortgage Servicing, Inc., (d) following consummation of such distribution, the transfer and sale by Ocwen Mortgage Servicing, Inc. of the Tendered OFC Notes to the Parent in exchange for a reduction of the indebtedness owing from Ocwen Mortgage Servicing, Inc. to the Parent and (e) the purchase, prepayment, defeasance or redemption from time to time of any outstanding OFC Notes not tendered in the Exchange Offer.

“Excluded Institutions” means the financial institutions specifically identified in writing to the Administrative Agent prior to the date hereof as “Disqualified Lenders.”

“Excluded SGE Collateral” means any assets excluded from the Collateral pursuant to clauses (j) and (k) of Section 2.2 of the Security Agreement.

“Excluded Subsidiary” means (i) any Subsidiary that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (ii) any Subsidiary that is a CFC or (iii) any Subsidiary of the Parent that is a Subsidiary of a CFC.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any Interest Rate Agreement that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” means, with respect to a recipient of any payment by any Loan Party under any Loan Document: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (b) that are imposed as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) any United States federal withholding tax imposed pursuant to any law in effect at the time such recipient becomes a party to this Agreement (or changes its applicable lending office), except to the extent such recipient’s assignor (if any) was entitled, immediately prior to such assignment, or such recipient was entitled, immediately prior to its change in applicable lending office, to receive additional amounts in respect of such withholding tax pursuant to Section 2.18(a), (iii) any withholding tax that results from a recipient’s failure to comply with Section 2.18(c), (iv) any U.S. federal withholding tax imposed pursuant to FATCA, and (v) any USVI withholding tax imposed pursuant to FATCA, provided that a USVI withholding tax imposed pursuant to FATCA shall not constitute an “Excluded Tax” hereunder to the extent that such recipient has taken all steps necessary (if any) to eliminate U.S. federal withholding tax that would be imposed pursuant to FATCA if the borrower was a United States person, within the meaning of Code section 7701(a)(30).

“Existing Credit Agreement” mean this Agreement as amended, supplemented and otherwise modified and in effect immediately prior to the amendment and restatement hereof on the Restatement Effective Date.

“Existing Term Lender” means a Lender that holds Existing Term Loans immediately prior to the Restatement Effective Date.

“Existing Term Loan” means each “Term Loan” as defined in the Existing Credit Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” has the meaning specified in Section 7.02.

“Fair Share Contribution Amount” has the meaning specified in Section 7.02.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (and any amended and successor version that is substantively comparable and not materially more onerous to comply with) and any Treasury regulations or other official administrative interpretations thereof and any agreements entered into pursuant thereto and (b) each of the foregoing, as applicable to the United States Virgin Islands.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Lien LTV Ratio” means the loan-to-value ratio as of the last day of any Fiscal Quarter of (i) the aggregate principal amount of the Loans then outstanding, to (ii) the sum of (A) Specified Net Servicing Advances, plus (B) Specified Deferred Servicing Fees that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, plus (C) Specified MSR Value of (i) all Specified MSRs that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders and (ii) other MSRs to the extent provided in clause (i) of the definition of Specified MSR Value, plus (D) the greater of zero and the result of (x) all unrestricted Cash and Cash Equivalents that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, minus (y) $50,000,000, plus (E) Advance Facility Reserves, plus (F) Specified Loan Value, plus (G) without duplication of clause (D), the fair value of marketable securities held by Parent and its Subsidiaries that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c); provided that the foregoing calculations in clause (ii) shall not include (x) any assets that have a negative value and (y) any Excess Servicing Strips. For the avoidance of doubt, no acknowledgment shall be required from Ginnie Mae and the Specified MSR Value in clause (C) shall only include rights to payment under those Servicing Agreements for which an acknowledgement agreement from the relevant Specified Government Entity (other than with respect to Ginnie Mae) of the type set forth in Section 5.15(c) has been obtained.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted pursuant to Sections 6.02(b), (c), (e) or (h).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” has the meaning specified in Section 7.02.

“Funds Defaulting Lender” means any Lender who (i) has notified the Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Restatement Effective Date Term Loan or any New Term Loan or its portion of any unreimbursed payment under Section 9.06, (ii) has failed to confirm that it will comply with its obligation to fund any Restatement Effective Date Term Loan or any New Term Loan or its Pro Rata Share of any payment under Section 9.06 within five Business Days after written request for such confirmation from the Administrative Agent (which request may only be made after all conditions to funding have been satisfied; provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by the Administrative Agent) or (iii) has failed to pay to the Administrative Agent or any other Lender any amount due under any Loan Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, central bank, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank) or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” shall mean “Grantor” as defined in the Security Agreement and each Designated Subsidiary that grants a lien pursuant to any Security Document.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means Parent and each Subsidiary Guarantor.

“Guaranty” means the guaranty of each Subsidiary Guarantor set forth in Article VII.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Authorization, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into by Parent, the Borrower, any Subsidiary Guarantor or any other Domestic Subsidiary of Parent or the Borrower that is not a Securitization Entity with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (i) the audited financial statements of Parent and its Subsidiaries for the immediately preceding three Fiscal Years, consisting of balance sheets and the related Consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Parent and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition, consisting of a balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“HLSS” means, collectively, HLSS Holdings, LLC and HLSS MSR-EBO Acquisition LLC, and, in each case, their respective successors and assigns.

“HLSS Assets” means, collectively, (i) Servicing Advances, including the right to collect such Servicing Advances, (ii) MSRs related to such Servicing Agreements or any rights thereto, and the right to receive the servicing fees and related amounts pursuant to the related Servicing Agreements, and (iii) assets incidental to the foregoing, in each case as identified in the relevant HLSS Transaction Document.

“HLSS Transaction” means a transaction in which (a) the Borrower or any Subsidiary of Parent sells HLSS Assets to HLSS pursuant to the HLSS Transaction Documents.

“HLSS Transaction Documents” means the Master Servicing Rights Purchase Agreement, dated October 1, 2012, between the Borrower and HLSS Holdings, LLC, and each supplement thereto executed or to be executed in connection therewith.

“Increased Amount Date” has the meaning specified in Section 2.22.

“Increased Cost Lender” has the meaning specified in Section 2.21.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any liquidated earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another that would otherwise be “Indebtedness” for purposes of this definition, but excluding any guaranty or other recourse arising from or otherwise based on matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with transaction similar to the related “Indebtedness”); (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor that would otherwise be “Indebtedness” for purposes of this definition thereof shall be paid or discharged, or any agreement relating thereto shall be complied with, or the holders thereof shall be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for any Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations (the amount of which shall be determined on a net basis where permitted in the relevant contract) of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided that in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.01 unless such obligations relate to a derivatives transaction which has been terminated. For the avoidance of doubt, no Non-Debt Transaction shall be considered Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including, without limitation, any Loan Party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, and rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the use or proposed use of proceeds, the Lenders’ Commitments, the syndication of the credit facilities provided for herein, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries; but, with regard to each of (i) and (ii), excluding any Taxes (provided, for the avoidance of doubt, that any indemnification in respect of any Indemnified Liabilities shall be made on an after-Tax basis).

“Indemnified Taxes” means any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 10.03.

“Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, (iii) becomes the subject of a Bail-In Action or (iv) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof, unless such ownership or acquisition results in or provides such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Installment” has the meaning specified in Section 2.09.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or (A) nine or twelve months if agreed to by all relevant Lenders or (B) such shorter period as agreed to by the Administrative Agent), as selected by the Borrower, (i) initially, commencing on the Restatement Effective Date or Conversion/Continuation Date, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s Maturity Date; and (d) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Rate Loan during an Interest Period for such Loan on any day other than the last day of an Interest Period; provided that interest shall be payable in a manner consistent with the definition of “Payment Date.”

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between (i) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and (ii) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is  available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent, the Borrower or any of their respective Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Subsidiary Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent, the Borrower from any Person (other than Parent, the Borrower or any Subsidiary Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than residential mortgage loans in the ordinary course of business, warehouse loans secured by residential mortgage loans and related assets, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent, the Borrower or any of their respective Subsidiaries to any other Person (other than Parent, the Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes, (v) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of any Person and (vi) expenditures that are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of Parent and its Subsidiaries. The amount of any Investment of the type described in clauses (i), (ii), (iii), (v) and (vi) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J or such other form or with such changes as may be necessary to reflect term loans made pursuant to Section 2.22 as an increase to the Restatement Effective Date Term Loans or any prior Series of New Term Loans or such other changes as the Administrative Agent deems reasonably necessary to reflect an incurrence of term loans under Section 2.22.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness” means Indebtedness of any Person so long as (i) such Indebtedness shall not require any amortization prior to the date that is six months following the latest then applicable Maturity Date; (ii) the weighted average maturity of such Indebtedness shall occur after the date that is six months following the latest then applicable Maturity Date; (iii) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants, if any, shall be no more restrictive than the corresponding provisions set forth in the Loan Documents; (iv) such Indebtedness is either senior unsecured Indebtedness, Subordinated Indebtedness, Convertible Notes or Second Lien Indebtedness; (v) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (a) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in this Agreement and (b) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; and (vi) if such Indebtedness is incurred by a Subsidiary of Parent or the Borrower that is not a Loan Party, such Indebtedness may be guaranteed by another Subsidiary of Parent or the Borrower that is not a Loan Party; provided that any Indebtedness which, by its terms, provides for amortization prior to the date that is six months after the latest then applicable Maturity Date solely to the extent that (1) such amortization payments are paid out of the Available Amount (as defined in this Agreement) and (2) such payment is permitted under Section 6.04 of this Agreement, shall be deemed Junior Indebtedness so long as the other conditions stated herein are satisfied. The Indebtedness under the Second Lien Notes shall be Junior Indebtedness.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit B to the Restatement Agreement and otherwise in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Loan Parties and each senior representative acting on behalf of the holders of Junior Indebtedness and/or any other Indebtedness which is secured by the Collateral on a junior basis with the Obligations, which intercreditor agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, each financial institution party to the Restatement Agreement or that has delivered a Consent (as defined in the Restatement Agreement), and any other Person that becomes a party hereto pursuant to an Assignment Agreement or Joinder Agreement (including, for the avoidance of doubt, each Converting Term Lender).

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Restatement Effective Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a term loan made by a Lender to the Borrower under this Agreement.

“Loan Document” means any of this Agreement, the Notes, if any, the Security Documents, any Junior Lien Intercreditor Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Loan Party” means each Person (other than any Agent, any Lender, any Lender Counterparty or any other representative of any of the foregoing, or any Deposit Account Bank) from time to time party to a Loan Document.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means any event, change, effect, development, circumstance or condition that has caused or could reasonably be expected to cause a material adverse change, material adverse effect on and/or material adverse developments with respect to (i) the business, general affairs, assets, liabilities, operations, management, financial condition, stockholders’ equity or results of operations or value of Parent, Borrower, each Subsidiary Guarantor and each of their Subsidiaries taken as a whole; (ii) the ability of any Loan Party fully and timely to perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Parent, the Borrower or any of their respective Subsidiaries in an individual principal amount (or Net Mark-to-Market Exposure) of $15,000,000 or more.

“Material Subsidiary” means, at any time, (i) each Domestic Subsidiary of Parent or the Borrower that is not a Securitization Entity which represents (a) 5% or more of Parent’s Consolidated total assets or (b) 5% or more of Parent’s Consolidated total revenues, in each case as determined at the end of the most recent fiscal quarter of Parent based on the financial statements of Parent delivered pursuant to Section 5.01(b) and (c) or (iii) any Subsidiary of Parent or the Borrower designated by notice in writing given by the Borrower to the Administrative Agent to be a “Material Subsidiary”; provided that any such Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrower and the Required Lenders or unless such Material Subsidiary ceases to be a Subsidiary in a transaction not prohibited hereunder; and provided, further, that if at any time the Subsidiaries of Parent and the Borrower (excluding all Excluded Subsidiaries and Securitization Entities) that are not Material Subsidiaries because they do not meet the thresholds set forth in clause (i) comprise in the aggregate more than (x) 6% of Parent’s Consolidated total assets or (y) 6% of Parent’s Consolidated total revenues, in each case as determined at the end of the most recent fiscal quarter of Parent based on the financial statements of Parent delivered pursuant to this Agreement (but excluding from each such calculation the contribution of Securitization Entities and Excluded Subsidiaries), then the Borrower shall, not later than thirty (30) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, (1) designate in writing to the Administrative Agent one or more of its Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (2) comply with the provisions of Section 5.10 applicable to such Subsidiaries. Schedule 1.01(d) contains a list of all Material Subsidiaries as of the Restatement Effective Date. Notwithstanding the foregoing, for purposes of all calculations under clause (i)(b) and (i)(y) of the proviso above, all assets of any Domestic Subsidiary of Parent or any Borrower that have been transferred into a securitization of Ginnie Mae Home Equity Conversion Mortgage-Backed Securities and are held on such Domestic Subsidiary’s balance sheet only to comply with the true sale accounting rules set forth in Financial Accounting Standards Board Statement 140 (or other applicable rule under GAAP requiring such assets to be held on the balance sheet) shall be disregarded in determining Parent’s Consolidated total assets and the assets of any such Domestic Subsidiary.

“Maturity Date” means the Restatement Effective Date Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.

“Moody’s” means Moody’s Investor Services, Inc.

“MSR” means mortgage servicing rights entitling the holder to service mortgage loans.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser, in each case, exclusively to finance or refinance the purchase or origination by Parent or a Subsidiary of Parent of MSRs originated or purchased by Parent or any Subsidiary of Parent.

“MSR Facility Trust” means any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from Parent, the Borrower or any of their respective Subsidiaries or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from Parent, the Borrower or any of their respective Subsidiaries.

“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Multiemployer Plan” means any Employee Benefit Plan that is subject to Title IV of ERISA and that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries with content substantially consistent with the requirements for “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a Quarterly Report on Form 10-Q or Annual Report on Form 10-K under the rules and regulations of the SEC, or any similar successor provisions, which may be satisfied for the relevant period by delivery of a Form 10-Q or Form 10-K, as applicable, as contemplated by Section 5.01 hereof.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (1) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and Junior Indebtedness) that is secured by a Lien on the stock or assets (or the equity of any Subsidiary owning the assets) in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent or any of its Subsidiaries in connection with such Asset Sale or for adjustments to the sale price in connection therewith, provided if all or any portion of any such reserve is not used or is released, then the amount not used or released shall comprise Net Cash Proceeds, minus (iii) mandated fees and penalties by any Specified Government Entity, if any, and all customary or reasonable commissions, discounts, fees, costs and expenses associated therewith; and (b) with respect to any issuance or incurrence of Indebtedness or any equity contribution to, or sale of equity by, Parent or the Borrower, the cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by Parent or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary of Parent in respect thereof and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition of “Indebtedness.” As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Term Loan Commitments” as defined in Section 2.22.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.22.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.22.

“Non-Consenting Lender” has the meaning specified in Section 2.21.

“Non-Converting Term Loan” means each Existing Term Loan other than a Converting Term Loan.

“Non-Debt Transaction” means each of (a) the HLSS Transaction, (B) with respect to the interest of any seller, any sale of participation interests in an asset, (c) Excess Servicing Strips and (d) any liabilities related to a securitization of Ginnie Mae Home Equity Conversion Mortgage-Backed Securities and are held on such Domestic Subsidiary’s balance sheet only to comply with the true sale accounting rules set forth in Financial Accounting Standards Board Statement 140 (or other applicable rule under GAAP requiring such liabilities to be held on the balance sheet).

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Subsidiaries, Indebtedness that is specifically advanced to finance the origination or acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation, warranty or covenant and misapplication and customary indemnities in connection with similar transactions, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Not Otherwise Applied” means, with reference to the Available Amount that is proposed to be applied to a particular use or transaction permitted by this Agreement, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning specified in Section 7.07.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, supplemented or otherwise modified, and its by-laws, as amended, supplemented or otherwise modified, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, supplemented or otherwise modified, and its partnership agreement, as amended, supplemented or otherwise modified, (iii) with respect to any general partnership, its partnership agreement, as amended, supplemented or otherwise modified and (iv) with respect to any limited liability company, its articles of organization, as amended, supplemented or otherwise modified, and its operating agreement, as amended, supplemented or otherwise modified. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp, documentary, excise, property, intangible, mortgage, recording or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21) (an “Assignment Tax”), but only to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document).

“Parent” has the meaning specified in the preamble hereto.

“PATRIOT Act” has the meaning specified in Section 3.01(i).

“Payment Date” means (i) with respect to interest payments, (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Rate Loan, the date of any repayment or prepayment made in respect thereof and (ii) with respect to principal payments, the last Business Day of March, June, September and December of each Fiscal Year, but if such date is not a Business Day, then the “Payment Date” shall be the date of the next succeeding Business Day; provided that the Restatement Effective Date shall be a Payment Date with respect to all Existing Term Loans outstanding on such immediately prior to the Restatement Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Permitted Acquisition” means any acquisition by Parent, the Borrower or any Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(i)           immediately prior thereto, and after giving effect thereto, no Default or Event of Default shall have occurred and be Continuing or would result therefrom;

(ii)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)         in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Parent or the Borrower in connection with such acquisition shall be owned 100.0% by Parent or the Borrower or a Subsidiary Guarantor thereof, and Parent or the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Parent or the Borrower, each of the actions set forth in Section 5.10 (to the extent applicable);

(iv)         Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements of Parent have been delivered pursuant to Section 5.01(b) or (c);

(v)          for acquisitions involving Acquisition Consideration of $50,000,000 or more, Parent shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition (or such shorter period as consented to by the Administrative Agent in its sole discretion), (x) a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (iv) above, (y) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07 and (z) an updated version of Schedule 1.01(d) to the extent there are any changes to such Schedule;

(vi)         after giving effect to such acquisition Parent and its Subsidiaries shall be in compliance with Section 6.12; and

(vii)        for all such acquisitions, Parent shall have delivered to the Administrative Agent prior to such proposed acquisition a certificate of an Authorized Officer of Parent certifying compliance with clauses (i) – (vi) above.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness of the type set forth in clauses (i) – (iv) of this definition that is acquired by Parent or any of its Subsidiaries in connection with a Permitted Acquisition, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Permitted Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to Parent or any of its Subsidiaries based upon, and secured by, Servicing Advances, securities, loans, MSRs, receivables, REO Assets or Residual Interests or any interests in any of the foregoing; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect thereto (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii)).

“Permitted Liens” has the meaning specified in Section 6.02.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(g) and (h), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(g) and (h), at the time thereof, no Default or Event of Default shall have occurred and be Continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is either (i) subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended or (ii) in the form of Indebtedness permitted to be incurred under Section 6.01(o); (e) Indebtedness of Parent, the Borrower or a Subsidiary Guarantor shall not refinance Indebtedness of a Subsidiary of Parent that is not the Borrower or a Subsidiary Guarantor; and (f) the material terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Residual Indebtedness” means any Indebtedness of Parent or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase or origination of any receivables or other asset subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by Parent and its Subsidiaries from the applicable Securitization Entity and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of Parent or any of its Subsidiaries incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to Parent or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to Section 6.01 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning specified in Section 5.01(o).

“Prepayment Notice” has the meaning specified in Section 2.11(a), which shall be substantially in the form of Exhibit K.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Principal Office” means, with respect to the Administrative Agent, such Person’s “Principal Office” as set forth on Schedule 1.01(c), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Projections” has the meaning specified in Section 5.01(d).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Restatement Effective Date Term Loan of any Lender, the percentage obtained by dividing (a) the Restatement Effective Date Term Loan Exposure of that Lender by (b) the aggregate Restatement Effective Date Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Restatement Effective Date Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Restatement Effective Date Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Public Lenders” has the meaning specified in Section 5.01(o).

“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Parent in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by Parent in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined by senior management of Parent in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from Parent or any of its Subsidiaries shall be the minimum price payable to Parent or such Subsidiary for such asset pursuant to such contractual commitment.

“Refinancing” means the repayment in full of the Existing Term Loans with the proceeds of the Restatement Effective Date Term Loans.

“Register” has the meaning specified in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“REO Assets” of a Person means any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a loan, Servicing Advance or other mortgage-related receivables.

“Replacement Lender” has the meaning specified in Section 2.21.

“Required Lenders” means one or more Lenders having or holding Restatement Effective Date Term Loan Exposure and/or New Term Loan Exposure and representing more than 50% of the sum of (i) the aggregate Restatement Effective Date Term Loan Exposure of all Lenders and (ii) the aggregate New Term Loan Exposure of all Lenders.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to Parent or any Subsidiary of Parent secured by Residual Interests and permitted Investments (with such permitted Investments being purchased with proceeds received from any related Residual Interest and/or pledged by the Parent or any applicable Subsidiary to offset any market value decline in any related Residual Interest).

“Residual Interests” means any residual, subordinated, reserve accounts or other retained ownership interest held by Parent or a Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts or any securities issued by such Securitization Entity, Warehouse Facility Trust or MSR Facility Trust, regardless of whether required to appear on the face of the Consolidated financial statements in accordance with GAAP.

“Restatement Agreement” means the Restatement Agreement to the Existing Credit Agreement, dated as of December 5, 2016, by and among the Borrower, Parent, the other Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Restatement Effective Date” has the meaning specified in the Restatement Agreement.

“Restatement Effective Date Certificate” means a certificate substantially in the form of Exhibit G-1.

“Restatement Effective Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Restatement Effective Date Term Loan and “Restatement Effective Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Restatement Effective Date Term Loan Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Restatement Effective Date Term Loan Commitments as of the Restatement Effective Date is $335,000,000 minus the amount of Converting Term Loans.

“Restatement Effective Date Term Loans” means the term loans made by the Lenders on the Restatement Effective Date to the Borrower pursuant to Section 2.01.

“Restatement Effective Date Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Restatement Effective Date Term Loans of such Lender.

“Restatement Effective Date Term Loan Maturity Date” means the fourth anniversary of the Restatement Effective Date.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any prepayment of principal of, or any redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness prior to any scheduled repayment or final maturity of Junior Indebtedness, any preferred stock, and any Indebtedness convertible into any class of stock of Parent, the Borrower or any of their respective Subsidiaries.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Second Lien Indebtedness” means any senior secured Indebtedness which is secured by the Collateral on a junior basis with the Obligations (including the Second Lien Notes).

“Second Lien Notes” has meaning specified in the definition of “Exchange Offer Transactions.”

“Secured Parties” has the meaning specified in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means a public or private transfer, sale, pledge or financing of Securitization Assets by the Parent, a Borrower or any of their respective Subsidiaries, directly or indirectly, including, without limitation, any such transaction involving the sale of specified Servicing Advances, mortgage loans or dealer floorplan receivables to a Securitization Entity.

“Securitization Assets” means (i) Servicing Advances, (ii) mortgage loans, (iii) installment contracts, (iv) deferred servicing fees, (v) dealer floorplan loans and other receivables, (vi) other loans, (vii) mortgage backed or other asset backed securities and/or (viii) any interest in any of the foregoing or related assets of the foregoing and (ix) any proceeds, collections and other amounts specified to be directed to or property of a Securitization Entity, including for the avoidance of doubt, proceeds of any collateral directly related to the assets described in clauses (i) through (viii) hereof.

“Securitization Entity” means (i) any Person other than the Borrower (whether or not a Subsidiary of Parent or the Borrower) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of Parent, the Borrower or any Subsidiary Guarantor and (iii) any special purpose Subsidiary of Parent or the Borrower formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of Parent, the Borrower or any Subsidiary Guarantor other than under Credit Enhancement Agreements. As of the Restatement Effective Date, the entities specified on Schedule 1.01(b) shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Indebtedness” means (i) Indebtedness of Parent, the Borrower or any of their respective Subsidiaries incurred pursuant to on-balance sheet Securitizations and (ii) any Indebtedness consisting of advances made to Parent, the Borrower or any of their respective Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by Parent, the Borrower or any of their respective Subsidiaries.

“Security Agreement” means the Pledge and Security Agreement executed by Parent, the Borrower and each Subsidiary Guarantor dated as of February 15, 2013, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the Collateral as security for the Obligations.

“Series” has the meaning specified in Section 2.22.

“Servicing” means loan servicing, sub-servicing rights, special servicing rights and master servicing rights and obligations including one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a loan (including for the avoidance of doubt, administering any loan modification and other loss mitigation efforts); (b) the collection of payments on account of Taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of full escrow administration; (e) the right to receive fees and other compensation and any ancillary fees arising from or connected to the assets serviced, earnings and other benefits of the related accounts and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the right to enter into arrangements with third Person that generate ancillary fees and benefits with respect to the serviced assets (whether such assets are serviced as primary servicer, sub-servicer, special servicer and/or master servicer); (f) the realization on the security for a loan (and the administration of any related REO Assets); and (g) any other obligation imposed on a servicer pursuant to a Servicing Agreement.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Borrower or any of its Subsidiaries based on such collateral.

“Servicing Advances” means advances made by Parent, the Borrower or any of their respective Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that Parent, the Borrower or any of their respective Subsidiaries otherwise advances in its capacity as servicer pursuant to any Servicing Agreement.

“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of Parent, the Borrower or any of their respective Subsidiaries, including the Fannie Mae and Freddie Mac servicing guide, as a servicer, under such servicing agreements (including for the avoidance of doubt, any agreements related to primary servicing, sub-servicing, special servicing and master servicing).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Parent substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Restatement Effective Date or with respect to any transaction contemplated to be undertaken after the Restatement Effective Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Deferred Servicing Fees” means the right to payment, whether now or hereafter acquired or created, of deferred fees payable to Parent, the Borrower and their respective Subsidiaries under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries has provided Servicing for any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B), as each such schedule may be updated from time to time in accordance with Section 5.01(m); provided, however, that “Specified Deferred Servicing Fees” shall not include any rights to repayment of Servicing Advances.

“Specified Government Entities” means the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar governmental agencies or government sponsored programs.

“Specified Loan Value” means (a) the fair value of all receivables evidencing loans made to unaffiliated third parties held by Parent and its Subsidiaries on a consolidated basis less (b) the aggregate outstanding amount of Indebtedness under any repurchase agreement or other financing agreement that is secured by and attributable to such loans.

“Specified MSR Value” means the sum of (i)(A) the value of all MSRs of Parent, the Borrower and their respective Subsidiaries that are pledged pursuant to an MSR Facility, less (B) the aggregate outstanding amounts under such MSR Facility and (ii) the value of all Specified MSRs of Parent, the Borrower and their respective Subsidiaries, in each case as such value is determined by an independent third party valuation firm, such as the Mortgage Industry Advisory Corporation or a comparable firm reasonably acceptable to the Administrative Agent. For the avoidance of doubt, “Specified MSR Value” shall not include the value of any Specified Deferred Servicing Fees.

“Specified MSRs” means the right to payments owed to Parent, the Borrower and their respective Subsidiaries, whether now or hereafter acquired or created, under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries provides Servicing for any entity and/or transaction  identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B), as each such schedule may be updated from time to time in accordance with Section 5.01(m); provided, however, that “Specified MSRs” shall not include any rights to repayment of Servicing Advances.

“Specified Net Servicing Advances” means the amount of (i) the sum of (A) the book value of all Servicing Advances (including, but not limited to, all Unencumbered Servicing Advances) and (B) all deferred servicing fees that are pledged pursuant to any Servicing Advance Facility, less (ii) the aggregate outstanding amounts under any Servicing Advance Facility.

“Subordinated Indebtedness” means any unsecured Junior Indebtedness of Parent or the Borrower the payment of principal and interest of which and other obligations of Parent or the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantor” means (i) each Material Subsidiary of Parent or the Borrower; provided that an Excluded Subsidiary shall not be required to be a Subsidiary Guarantor and (ii) each Designated Subsidiary of Parent or the Borrower.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligations”.

“Syndication Agent” means Barclays, in its capacity as syndication agent, together with its permitted successors in such capacity.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any related interest, penalties and additions to tax.

“Terminated Lender” has the meaning specified in Section 2.21.

“Total Secured LTV Ratio” means the loan-to-value ratio as of the last day of any Fiscal Quarter of (i) the sum of (A) the aggregate principal amount of the Loans then outstanding, plus (B) the aggregate principal amount of Junior Indebtedness in the form of Second Lien Indebtedness then outstanding, to (ii) the sum of (A) Specified Net Servicing Advances, plus (B) Specified Deferred Servicing Fees that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, plus (C) Specified MSR Value of (i) all Specified MSRs that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders and (ii) other MSRs to the extent provided in clause (i) of the definition of Specified MSR Value, plus (D) the greater of zero and the result of (x) all unrestricted Cash and Cash Equivalents that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, minus (y) $50,000,000, plus (E) Advance Facility Reserves, plus (F) Specified Loan Value, plus (G) without duplication of clause (D), the fair value of marketable securities held by Parent and its Subsidiaries that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c); provided that the foregoing calculations in clause (ii) shall not include (x) any assets that have a negative value and (y) any Excess Servicing Strips. For the avoidance of doubt, no acknowledgment shall be required from Ginnie Mae and the Specified MSR Value in clause (C) shall only include rights to payment under those Servicing Agreements for which an acknowledgement agreement from the relevant Specified Government Entity(other than with respect to Ginnie Mae) of the type set forth in Section 5.15(c) has been obtained.

“Transactions” means, collectively, the transactions to occur on or about the Restatement Effective Date pursuant to the Loan Documents, including (a) the Refinancing, (b) the Exchange Offer Transactions and (c) the payment of fees and expenses related to clauses (a) and (b).

“Type of Loan” means (i) a Base Rate Loan or (ii) a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unencumbered Servicing Advances” means all rights to reimbursement or payment, whether now or hereafter acquired or created, of any Servicing Advances that do not collateralize or secure any Servicing Advance Facility, and includes, in any event, all rights to reimbursement or payment of Servicing Advances pursuant to the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) which are indicated as unencumbered or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries has provided Servicing Advances on behalf of or for the benefit of any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B) which are labeled as “Unencumbered Advances,” as such schedule may be updated from time to time in accordance with Section 5.01(m).

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase or origination by Parent, the Borrower or a Subsidiary of Parent or the Borrower of, provide funding to Parent, the Borrower or a Subsidiary of Parent or the Borrower through the transfer of, loans, mortgage-related securities and other receivables (and the related MSR’s) purchased or originated by Parent, the Borrower or any Subsidiary of Parent or the Borrower in the ordinary course of business, (ii) finance or refinance Servicing Advances; (iii) finance or refinance the REO Assets related to loans and other mortgage-related receivables purchased or originated by Parent, the Borrower or any Subsidiary of Parent or the Borrower; or (iv) finance or refinance any Securitization Asset; provided that such purchase, origination or funding is in the ordinary course of business.

“Warehouse Facility Trusts” means any Person (whether or not a Subsidiary of Parent or the Borrower) established for the purpose of (a) entering into a Warehouse Facility or (b) issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other receivables purchased by, and/or contributed to, such Person from Parent, the Borrower or any Subsidiary of Parent or the Borrower; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from Parent, the Borrower or any other Subsidiary of Parent or the Borrower; or (iii) the carrying of REO Assets related to loans and other receivables purchased by, and/or contributed to, such Person or any Subsidiary of Parent or the Borrower.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the product obtained by multiplying (y) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (z) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interest of which (other than (x) directors’ qualifying shares required by law and (y) shares issued to foreign nationals to the extent required by applicable law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Parent or the Borrower to Lenders pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of a change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to Capital Lease accounting rules from those in effect on the Restatement Effective Date pursuant to Accounting Standards Codification 840 and other lease accounting guidance as in effect on the Restatement Effective Date.

Section 1.03          Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms lease and license shall include sub-lease and sub-license, as applicable. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.

Section 1.04          Effect of this Agreement on the Existing Term Loan and the other Loan Documents. Upon satisfaction (or waiver) of the conditions precedent to the effectiveness of this Agreement set forth in Restatement Agreement, this Agreement shall be binding on the Parent, the Borrower, the Subsidiary Guarantors, the Agents, the Lenders and the other parties hereto regardless of the fact that any may not have signed this Agreement itself, and the Existing Credit Agreement and the provisions thereof shall be replaced in their entirety by this Agreement and the provisions hereof; provided that for the avoidance of doubt (a) the Obligations (as defined in the Existing Credit Agreement) of the Borrower and the other Loan Parties under the Existing Credit Agreement and the other Loan Documents that remain unpaid and outstanding as of the date of this Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents and (b) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof. Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.

ARTICLE II

THE FACILITY

Section 2.01          Term Loan Facility.

(a)          Commitments.

(i)           Each Converting Term Lender severally agrees that its Converting Term Loans are hereby converted to a like principal amount of Restatement Effective Date Term Loans on the Restatement Effective Date. All accrued and unpaid interest on the Converting Term Loans to, but not including, the Restatement Effective Date shall be payable on the Restatement Effective Date, but no amounts under Section 2.16(c) shall be payable in connection with such conversion.

(ii)          Subject to the terms and conditions hereof, each Lender (other than the Converting Term Lenders) severally agrees to make on the Restatement Effective Date a Restatement Effective Date Term Loan to the Borrower in an amount equal to such Lender’s Pro Rata Share relative to the total amount of Borrowings specified in the Borrowing Notice, up to the amount of such Lender’s Restatement Effective Date Term Loan Commitment. The Borrower shall prepay the aggregate principal amount of the Non-Converting Term Loans with a portion of the aggregate net proceeds of such Restatement Effective Date Term Loans, concurrently with the receipt thereof. All accrued and unpaid interest on the Non-Converting Term Loans to, but not including, the Restatement Effective Date shall be payable on the Restatement Effective Date, and the Borrower will make any payments required under Section 2.16(c) with respect to the Non-Converting Term Loans in accordance therewith.

(iii)         Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Restatement Effective Date Term Loans shall be paid in full no later than the Restatement Effective Date Term Loan Maturity Date. Each Lender’s Restatement Effective Date Term Loan Commitment shall terminate immediately and without further action to the extent not drawn on the Restatement Effective Date. The aggregate amount of Restatement Effective Date Term Loans requested in the Borrowing Notice on the Restatement Effective Date shall not exceed the aggregate amount of Restatement Effective Date Term Loan Commitments.

(b)          Borrowing Mechanics.

(i)           The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 11:00 a.m. (New York City time) (i) with respect to Base Rate Loans, one (1) Business Day, and (ii) with respect to Eurodollar Rate Loans, three (3) Business Days, prior to the Restatement Effective Date or the Increased Amount Date, as applicable. Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed Borrowing.

(ii)          Each Lender shall make its Restatement Effective Date Term Loan available to the Administrative Agent in an amount based on its Pro Rata Share of Borrowings under the Borrowing Notice in accordance with Section 2.02 not later than 12:00 p.m. (New York City time) on the Restatement Effective Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Restatement Effective Date Term Loans available to the Borrower on the Restatement Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii)         Each New Term Loan Lender shall make its New Term Loan available to the Administrative Agent in an amount based on its Pro Rata Share of Borrowings under the Borrowing Notice in accordance with Section 2.02 not later than 12:00 p.m. (New York City time) on the applicable Increased Amount Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the New Term Loans available to the Borrower on such Increased Amount Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the New Term Loan Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)          Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the Restatement Effective Date or Increased Amount Date, as applicable, that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Restatement Effective Date or Increased Amount Date, as applicable, and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Restatement Effective Date or Increased Amount Date, as applicable, until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Restatement Effective Date or Increased Amount Date, as applicable, until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03          Use of Proceeds. The proceeds of the Loans made on the Restatement Effective Date shall be applied by the Borrower (a) to prepay in full all of the Existing Term Loans and (b) to pay fees and expenses incurred in connection with the Transactions. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation thereof or to violate the Exchange Act.

Section 2.04          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal and interest amounts of Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06(h), and each repayment or prepayment in respect of the principal amount of the Loans (and related interest amounts), and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)          Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Restatement Effective Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Restatement Effective Date (or, if such notice is delivered after the Restatement Effective Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05          Interest.

(a)          Except as otherwise set forth herein, each Restatement Effective Date Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)         if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the Borrowing Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)          In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Borrowing Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)          Interest payable pursuant to Section 2.05(a) shall be computed for Base Rate Loans (other than Base Rate Loans calculated pursuant to clause (iii) of the definition of “Base Rate”) on the basis of a 365-day year (or a 366-day year, as applicable) and for Eurodollar Rate Loans and Base Rate Loans calculated pursuant to clause (iii) of the definition of “Base Rate” on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the last Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Payment Date with respect to interest accrued on and to each such Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Payment Date.

Section 2.06          Conversion/Continuation.

(a)          Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be Continuing, the Borrower shall have the option:

(i)          to convert at any time all or any part of the Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.16(c) in connection with any such conversion; or

(ii)         upon the expiration of any Interest Period applicable to any Eurodollar Rate Loans, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loans.

(b)          Upon the occurrence and during the continuance of an Event of Default, each outstanding Eurodollar Rate Loan shall be converted to a Base Rate Loan upon the expiration of the applicable Interest Period.

(c)          The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.07          Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (h) or (i), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder that, in either case, are then due and owing, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws or any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign) payable on demand by the Administrative Agent at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans; provided that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any such Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.08          Fees.

(a)          On the Restatement Effective Date, the Borrower shall pay to the Lenders upfront fees in amounts determined by the Arrangers not to exceed, in the aggregate, 2.00% of the total amount of the Restatement Effective Date Term Loans on the Restatement Effective Date. Such upfront fees will be in all respects fully earned, due and payable on the Restatement Effective Date and non-refundable and non-creditable thereafter.

(b)          The Borrower agrees to pay the Agents and Arrangers such fees in the amounts and at the times separately agreed upon.

Section 2.09          Payments. The principal amounts of the Restatement Effective Date Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on each Payment Date, commencing March 31, 2017, based on an amortization schedule, as set forth in Schedule 2.09 as such Schedule may be supplemented or increased from time to time pursuant to a Joinder Agreement to reflect an increase in the size of the Restatement Effective Date Term Loans pursuant to Section 2.22, and the balance of the Restatement Effective Date Term Loans shall be repaid at the Restatement Effective Date Term Loan Maturity Date; provided that, except as set forth above, in the event any New Term Loans are made, such New Term Loans shall be repaid after the applicable Increased Amount Date based on an amortization schedule, if any, determined by the Borrower and the applicable holders of the New Term Loans.

Notwithstanding the foregoing, (x) such amounts owed hereunder shall be reduced in connection with any voluntary or mandatory prepayments of the Loans, in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Maturity Date.

Section 2.10          [Reserved].

Section 2.11          Voluntary Prepayments.

(a)          Subject to Section 2.11(c), the Borrower may, upon written notice to the Administrative Agent (a “Prepayment Notice”), at any time and from time to time voluntarily prepay the Loans in whole or in part without premium or penalty subject however to any breakage costs due in accordance with Section 2.16(c); provided that the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)          All such prepayments shall be made (i) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and (ii) upon not less than three (3) Business Days’ prior written notice (or such shorter period as agreed by the Administrative Agent) in the case of Eurodollar Rate Loans, in each case in the form of a written Prepayment Notice and given to the Administrative Agent by 12:00 noon (New York City time) on the date required (and the Administrative Agent shall promptly transmit to each Lender such Prepayment Notice and the amount of each Lender’s ratable share of such prepayment by telefacsimile or telephone). Upon the giving of any such Prepayment Notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.13.

(c)          In the event that all or any portion of the Restatement Effective Date Term Loans are (i) repaid through voluntary or mandatory repayments from the incurrence of Indebtedness having a lower effective yield (whether by reason of the interest rate applicable to such Indebtedness, the application of a Eurodollar or Base Rate “floor” or by reason of the issuance of such Indebtedness at a discount) than the Restatement Effective Date Term Loans or (ii) repriced pursuant to an amendment pursuant to which the effective yield (whether by reason of the interest rate applicable to such Indebtedness, the application of a Eurodollar or Base Rate “floor” or by reason of the issuance of such Indebtedness at a discount or with upfront fees payable to all lenders but excluding customary arranger and underwriting fees) is less than the effective yield applicable to the Restatement Effective Date Term Loans on the date immediately prior to such amendment, each Lender holding Restatement Effective Date Term Loans shall be paid an amount equal to 1.0% of the amount of such Restatement Effective Date Term Loans repaid or repriced, if such repayment or repricing is effected prior to the date that is six months after the Restatement Effective Date.

Section 2.12          Mandatory Repayment.

(a)          Issuance or Incurrence of Debt. On the date of receipt by Parent, the Borrower or any of their respective Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of Parent, the Borrower or any of their respective Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(b)          Asset Sales. No later than the first Business Day following the date of receipt by Parent, the Borrower or any of their respective Subsidiaries of any Net Cash Proceeds in excess of $1,000,000 in respect of any Asset Sale (other than Asset Sales permitted by Section 6.08 (h), (i) or (k)), the Borrower shall give written notice to the Administrative Agent of such Asset Sale and prepay the Loans in an aggregate amount equal to such 100% of the amount of such Net Cash Proceeds in respect of such Asset Sale no later than the fourth Business Day following the date of receipt of such Net Cash Proceeds; provided that (i) so long as no Event of Default shall have occurred and be Continuing at the time of receipt of such proceeds and (ii) upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, the Borrower shall have the option to invest such Net Cash Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type owned by or used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such two hundred seventy (270) day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional ninety (90) day period, such two hundred seventy (270) day period shall be extended to the date provided for such investment in such binding agreement). Notwithstanding the foregoing, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.11(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower.

(c)          Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Parent, the Borrower or any of their respective Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to use such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof for repair of any damage related thereto or replacement of the affected assets or for investment in assets of the general type owned by or used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such two hundred seventy (270) day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional ninety (90) day period, such two hundred seventy (270) day period shall be extended to the date provided for such investment in such binding agreement).

(d)          Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2017), the Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 25% of such Consolidated Excess Cash Flow, minus (ii) voluntary repayments of the Loans pursuant to Section 2.11 during such Fiscal Year or after such Fiscal Year end and prior to the time such prepayment pursuant to this clause is due other than prepayments funded with the proceeds of Indebtedness, Equity Interests or Asset Sales; provided that if, as of the last day of the most recently ended Fiscal Year, the First Lien LTV Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.01(e) calculating the First Lien LTV Ratio as of the last day of such Fiscal Year) shall be greater than or equal to 35%, the Borrower shall be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow, minus (ii) voluntary repayments of the Loans pursuant to Section 2.11 during such Fiscal Year other than prepayments funded with the proceeds of Indebtedness, Equity Interests or Asset Sales; provided, further that if, as of the last day of the most recently ended Fiscal Year, the First Lien LTV Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.01(e) calculating the First Lien LTV Ratio as of the last day of such Fiscal Year) shall be less than 20%, the Borrower shall not be required to make any prepayments for such Fiscal Year under this Section 2.12(d).

(e)          Repayment Certificate. Concurrently with any repayment of the Loans pursuant to Section 2.12(a), (b), (c) or (d), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, payments or excess cash, as applicable. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the determination of such excess.

Section 2.13          Application of Prepayments.

(a)          Application of Prepayments. Any prepayment of any Loan pursuant to Section 2.11(a) or 2.12 shall be applied as follows:

first, to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied to the remaining scheduled Installments of principal of the Loans (x) as directed by the Borrower in the case of Section 2.11(a) (or, if no such direction is given, then on a pro rata basis) and (y) in direct order of maturity, in the case of Section 2.12;

second, to pay any accrued and unpaid interest and any other amounts in respect of the Loans outstanding on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

third, to satisfy any other outstanding Obligations of the Borrower on a pro rata basis hereunder by the amount of such prepayment remaining.

(b)          Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16(c).

Section 2.14          General Provisions Regarding Payments.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)          All payments in respect of the principal amount of any Loan (other than a prepayment of a Base Rate Loan prior to the applicable Maturity Date) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h)          If an Event of Default shall have occurred and be continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the Security Agreement.

Section 2.15          Ratable Sharing. The Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.16          Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Eurodollar Rate,” the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)          Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from any Lender pursuant to clause (i) of the preceding sentence or a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, thereafter (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Base Rate Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.16(c), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)          Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Prepayment Notice given by the Borrower.

(d)          Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves (including any basic marginal, special, supplemental, emergency or other reserves) with respect to Eurodollar Rate Loans against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)          Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant the definition of “Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

Section 2.17          Increased Costs; Capital Adequacy; Liquidity.

(a)          Compensation For Increased Costs. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any reserve contemplated by Section 2.16(e)), (ii) imposes any other condition (other than with respect to any Tax) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or (iii) subjects such Lender to any incremental Tax (other than a Tax indemnifiable under Section 2.18 or an Excluded Tax); and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

(b)          Capital Adequacy or Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability of any Change in Law regarding capital adequacy, liquidity or compliance by any Lender (or its applicable lending office) with any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs incurred or reductions suffered if Lender fails to provide Borrower with notice of such increased costs or reductions within ninety (90) days of such Lender actually incurring such increased costs (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.18          Taxes; Withholding, Etc.

(a)          Payments to Be Free and Clear. All sums payable by or on behalf of any Loan Party hereunder or under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)          Withholding of Taxes. If any Loan Party, the Administrative Agent or any other Person is required by law (as determined in the good faith discretion of the applicable withholding agent) to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) if a Loan Party is the applicable withholding agent, the applicable Loan Party shall pay any such Tax to the relevant Governmental Authority in accordance with applicable law; (ii) if such Tax is an Indemnified Tax or Other Tax, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including, in respect of any amounts payable under this Section 2.18), such Lender (or in a case where the Administrative Agent receives the payments for its own account, the Administrative Agent) receives a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iii) within thirty (30) days after any Loan Party has paid any sum from which any Loan Party is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which any Loan Party is required by clause (i) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)          Status of Lenders. (a) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents, or otherwise required by the Borrower or the Administrative Agent to determine the extent to which any tax is required to be withheld; provided that a Lender will not be required to deliver any documentation with respect to any Tax other than U.S. federal income or withholding (including backup withholding) taxes to the extent such Lender determines, in its reasonable discretion, that delivering such documentation would be materially prejudicial to such Lender’s legal or commercial position. Each such Lender shall, whenever a lapse in time or change in circumstances renders any documentation previously provided by such Lender under this Section 2.18(c) (including pursuant to paragraph (2) below) expired, obsolete or inaccurate in any respect, promptly deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(2)          Without limiting the generality of the foregoing:

Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two duly completed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)          two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)          in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (I) a certificate, in substantially the form of Exhibit F (any such certificate a “Certificate re Non-Bank Status”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (II) two duly completed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN (or any successor forms),

(D)          to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or a participating Lender that has transferred its beneficial ownership to a participant), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN-E or W-8BEN, Certificate re Non-Bank Status, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more of the Lender’s direct or indirect partners are claiming the portfolio interest exemption, the Certificate re Non-Bank Status may be provided by such Lender on behalf of such direct or indirect partners), or

(E)          any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax or USVI withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.18(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.18(c).

(d)          Refunds. If any Lender becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes as to which the Borrower has paid additional amounts pursuant to Section 2.18(b) or indemnification payments pursuant to Section 2.18(g), it shall make reasonable efforts to timely so advise the Borrower and, if the Borrower so requests, to seek such refund at the Borrower’s expense; provided, however, that no Lender shall be required to take any action hereunder which, in the sole discretion of such Lender, would cause such Lender or its applicable lending office to suffer a material economic, legal or regulatory disadvantage. If any Lender actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax as to which the Borrower has paid additional amounts pursuant to Sections 2.18(b) or indemnification payments under Section 2.18(g), it shall within ninety (90) days from the date of the receipt of such refund pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower agrees to repay any amount paid over to the Borrower (plus penalties, interest or other reasonable charges paid by such Lender) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This Section 2.18(d) shall not be construed to require a Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(e)          Contests. If the Borrower determines that a reasonable basis exists for contesting a Tax, the Borrower shall make reasonable efforts to timely advise the relevant Lender and at the Borrower’s written request, the relevant Lender shall make reasonable efforts to cooperate with the Borrower in challenging such Tax at the Borrower’s expense; provided, however, that no Lender shall be required to take any action hereunder which, in the sole discretion of such Lender, would cause such Lender or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

(f)          Other Taxes. Without limiting or duplicating the provisions of Sections 2.18(a) or (b), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(g)          Indemnification. Without limiting or duplicating the provisions of Sections 2.18(a), (b) or (f), the Borrower shall, within 15 days after written demand therefor, indemnify and hold harmless the Administrative Agent and each Lender from and against any Indemnified Taxes or Other Taxes payable by such Administrative Agent or Lender, including any Indemnified Taxes or Other Taxes imposed on or with respect to any additional amounts or indemnification payments made under this Section 2.18, and any reasonable expenses related thereto, whether or not such Indemnified Taxes or Other Taxes are correctly or legally imposed or asserted by the applicable Governmental Authority. A certificate as to the amount of any such Tax (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Section 2.19          Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender shall not be obligated to utilize such other office or take such other measures pursuant to this Section 2.19 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.20          Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Loan Documents that requires the approval of the Required Lenders. During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Loan Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of the Borrower to the Administrative Agent, be retained by the Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by the Administrative Agent. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.

Section 2.21          Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16, 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b) or (c)(i), the consent of the Required Lenders (or the requisite percentage of Lenders under Section 10.05(c)(i)) shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(c), 2.17 or 2.18; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to additional amounts and indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

Section 2.22          Incremental Facilities.

(a)          The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments which may be in the form of a new Series of New Term Loans or an increase to the amount of Restatement Effective Date Term Loans or any then outstanding Series of New Term Loans (such new term loan commitments or increase the “New Term Loan Commitments”), by an amount not in excess of (x) $100,000,000 in the aggregate plus (y) such amount that, both before and after giving effect to the making of any Series of New Term Loans or increase in Restatement Effective Date Term Loans, the First Lien LTV Ratio does not exceed a percentage equal to 30%, in each case, not less than $15,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $5,000,000 in excess of that amount; provided that the Borrower may elect to use clause (y) prior to clause (x). Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Arranger may elect or decline to arrange such New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) as of the Increased Amount Date, no event shall have occurred and be continuing or would result from the consummation of the Borrowing of the New Term Loan that would constitute a Default or Event of Default; (2) both before and after giving effect to the making of any Series of New Term Loans or increase in Restatement Effective Date Term Loans, each of the following shall be satisfied: (i) the conditions set forth in Sections 3.01(h) (provided that each reference therein to Section 3.01 shall be deemed a reference to this Section 2.22 and each reference therein to the Restatement Effective Date shall be deemed a reference to the Increased Amount Date) and (ii) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date); provided that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects); (3) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c) after giving effect to the making of any Series of New Term Loans or increase in Restatement Effective Date Term Loans; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each applicable New Term Loan Lender and the Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.18(c); and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated in the applicable Joinder Agreement either as a separate series, an increase to the Restatement Effective Date Term Loans or an increase to any prior series of New Term Loans (in each case a “Series”; for purposes of this Section 2.22, the Restatement Effective Date Term Loans and any increase thereof shall be deemed to be a Series) for all purposes of this Agreement. Except for purposes of this Section 2.22, any New Term Loans shall be deemed to be, effective as of the applicable Increased Amount Date, and after the making of such New Term Loans, Restatement Effective Date Term Loans for all purposes of this Agreement; provided that for the avoidance of doubt such New Term Loans will remain New Term Loans and New Term Loan Commitments, as the case may be, for purposes of this Section 2.22.

(b)          On any Increased Amount Date on which any New Term Loan Commitments of any Series or any increase in Restatement Effective Date Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions (including, but not limited to, delivery of a Borrowing Notice pursuant to Section 2.01(b)), (i) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c)          The Administrative Agent shall notify the Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments (or increase in Restatement Effective Date Term Loans) and the New Term Loan Lenders of such Series.

(d)          The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the Restatement Effective Date Term Loan Maturity Date, (iii) the yield applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement and (iv) the amortization schedule applicable to any Series of New Term Loans shall be determined by the Borrower and the applicable holders of New Term Loans; provided, however, that the yield applicable to the New Term Loans (after giving effect to all upfront or similar fees, original issue discount payable or Eurodollar or Base Rate “floor” with respect to such New Term Loans with any such upfront or similar fees or original issue discount being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity) shall not be greater than 0.50% above the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Loans (including any upfront fees or original issue discount payable to the initial Lenders hereunder (but excluding customary arranger and underwriting fees) or Eurodollar or Base Rate “floor” applicable to Restatement Effective Date Term Loans incurred on the Restatement Effective Date) unless the interest rate with respect to the Loans is increased so as to cause the then applicable yield under this Agreement on the Loans to be not less than the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable to all lenders (but excluding customary arranger and underwriting fees) or Eurodollar or Base Rate “floor” with respect to such New Term Loans with any such upfront or similar fees or original issue discount being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity) minus 0.50%. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.22.

(e)          The New Term Loans and New Term Loan Commitments established pursuant to this Section 2.22 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably with the Obligations from the Subsidiary Guarantors and security interests created by the Security Documents. Each Series of New Term Loans or New Term Loans incurred as an increase to the Restatement Effective Date Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the Restatement Effective Date Term Loans and the other Series of New Term Loans (unless the holders of the New Term Loans of any Series agree to take a lesser share of certain prepayments). The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such Class of New Term Loans or any such New Term Loan Commitments.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01          Conditions Precedent. The obligation of the Lenders to make Loans on the Restatement Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Restatement Effective Date:

(a)          Loan Documents. (i) The Administrative Agent shall have received copies of the following documents, executed and delivered by each Loan Party: (x) the Restatement Agreement, (y) the Borrowing Notice and (z) any Notes and (ii) all such documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Organizational Documents; Incumbency. The Administrative Agent shall have received (1) copies of each Organizational Document executed and delivered by each Loan Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Restatement Effective Date or a recent date prior thereto; (2) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which it is a party; (3) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Restatement Effective Date, certified as of the Restatement Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation for each Loan Party, each dated a recent date prior to the Restatement Effective Date; and (5) such other organizational documents and evidence of incumbency as the Administrative Agent may reasonably request.

(c)          [reserved].

(d)          [reserved].

(e)          [reserved].

(f)          Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Loan Party shall have delivered to the Collateral Agent:

(1)          a completed Perfection Certificate dated the Restatement Effective Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby;

(2)          evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent;

(3)          opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in the Collateral and such other matters governed by the laws of each jurisdiction in which any Loan Party or any personal property Collateral is located as the Collateral Agent may reasonably request (including opinions of counsel regarding any share pledge agreement), in each case in form and substance reasonably satisfactory to the Collateral Agent;

(4)          copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent); and

(5)          a Junior Lien Intercreditor Agreement executed by the Collateral Agent, collateral agent with respect to the Second Lien Notes and the Loan Parties.

(g)          Opinions of Counsel to Loan Parties. The Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Mayer Brown LLP, counsel for Loan Parties, in the form of Exhibit D-1, internal counsel for the Loan Parties, in the form of Exhibit D-2 and Marjorie Rawls Roberts, P.C., U.S. Virgin Island counsel for Loan Parties, in the form of Exhibit D-3 and, in each case, as to such other matters as the Administrative Agent may reasonably request, dated as of the Restatement Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(h)          Restatement Effective Date Certificate. The Borrower shall have delivered to the Administrative Agent an originally executed Restatement Effective Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that:

(i)          the representations set forth in Article IV and the other Loan Documents shall be true and correct in all material respects on and as of the Restatement Effective Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date); provided that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects; and

(ii)          each of the conditions precedent described in this Section 3.01 shall have been satisfied on the Restatement Effective Date (except that no certification need be made as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

(i)          Bank Regulatory Information. The Administrative Agent and Arrangers shall have received all documentation and other information about the Borrower and the Subsidiary Guarantors as has been reasonably requested in writing by the Administrative Agent or Arrangers at least ten (10) days prior to the Restatement Effective Date and they reasonably determine is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, supplemented or modified from time to time, the “PATRIOT Act”).

(j)          Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from Parent.

(k)          Payment at Closing. The Borrower shall have paid to the Administrative Agent the accrued and unpaid fees due and set forth or referenced in Section 2.08 and any other accrued and unpaid fees or commissions due to the Administrative Agent and Arrangers hereunder (including, without limitation, legal fees and expenses of the Administrative Agent and Arrangers incurred in connection with the negotiation, preparation and execution of this Agreement to the extent invoiced at least three days prior to the Restatement Effective Date), which amounts may be offset against the proceeds of the Restatement Effective Date Term Loans hereunder, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(l)          Acknowledgement Agreements. The Borrower shall have used commercially reasonable efforts to obtain acknowledgement agreements from the relevant Fannie Mae, Freddie Mac and Ginnie Mae, each in the standard form used by Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, or in such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent, whereby Fannie Mae, Freddie Mac or Ginnie Mae acknowledges the security interest of the Secured Parties in the Servicing Agreements of the Loan Parties with the Fannie Mae, Freddie Mac or Ginnie Mae, as applicable; provided that it being understood that, notwithstanding anything in this Section 3.01(m) to the contrary, to the extent such acknowledgement agreements are not or cannot be provided on the Restatement Effective Date after the Loan Parties’ use of commercially reasonable efforts to do so, then the delivery of acknowledgement agreements shall not constitute a condition precedent to the availability of the Restatement Effective Date Term Loans on the Restatement Effective Date, but instead shall be required to be delivered after the Restatement Effective Date pursuant to Section 5.15(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Loan to be made thereby, Parent and each other Loan Party represents and warrants to each Lender that, as of the Restatement Effective Date, as applicable, each of the following statements is true and correct:

Section 4.01          Organization and Qualification. Each of the Loan Parties is (a) duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01 and (b) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.02          Corporate Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto, and on the part of the respective shareholders, members or other equity security holders of each such Loan Party, and each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

Section 4.03          Equity Interests and Ownership. Schedule 4.03 correctly sets forth the ownership interest of Parent and each of its Subsidiaries in their respective Subsidiaries as of the Restatement Effective Date. Except as set forth on Schedule 4.03, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no membership interest or other Equity Interests of any Loan Party outstanding which upon conversion, exchange or exercise would require, the issuance by any Loan Party of any additional membership interests or other Equity Interests of any Loan Party or other Securities convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Loan Party, and no securities or obligations evidencing any such rights are authorized, issued or outstanding.

Section 4.04          [Reserved].

Section 4.05          No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents at such Restatement Effective Date do not and shall not (a) violate (i) any provision of any law, statute, ordinance, rule, regulation, or code applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party or (iii) any order, judgment, injunction or decree of any court or other agency of government binding on any Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Restatement Effective Date and except for any such approvals or consents the failure of which to obtain shall not have a Material Adverse Effect.

Section 4.06          Governmental Consents. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Loan Documents and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Restatement Effective Date. Parent and each of its Subsidiaries has all consents, permits, approvals and licenses of each Governmental Authority necessary in connection with the operation and performance of its Core Business Activities, including, without limitation, all necessary approvals to act as a servicer, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.07          Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party to such Loan Document and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or limiting creditors’ rights or by equitable principles relating to enforceability.

Section 4.08          Financial Statements. The Historical Financial Statements delivered to the Administrative Agent and the Arrangers fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of Parent as at the dates of such Historical Financial Statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all Material Indebtedness and other material liabilities, direct or contingent, of the Borrower as of the date thereof, including material liabilities for taxes and material commitments, in each case, to the extent required to be disclosed under GAAP.

Section 4.09          No Material Adverse Change. Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.10          Tax Returns and Payments. Each of Parent and each of its Subsidiaries has duly and timely filed or caused to be duly and timely filed all federal, state, local and other Tax returns required by applicable law to be filed, and has timely paid all federal, state, local and other Taxes, assessments and governmental charges or levies upon it or its property, income, profits and assets which are due and payable (including in its capacity as a withholding agent), whether or not shown on a Tax return, except for (i) those that are being diligently contested in good faith by appropriate proceedings and for which Parent or the relevant Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP and (ii) filings, Taxes and charges as to which the failure to make or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.11          Environmental Matters. None of the Loan Parties nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of the Loan Parties has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each Loan Party’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected to form the basis of an Environmental Claim against any Loan Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties nor, to any Loan Party’s knowledge, any predecessor of any Loan Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Loan Parties’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each Loan Party’s knowledge, no event or condition has occurred or is occurring with respect to any Loan Party relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. No Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of each Loan Party, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

Section 4.12          Governmental Regulation. Neither Parent nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of the Loan Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.13          [Reserved].

Section 4.14          Employee Matters. None of the Loan Parties is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Parent or any of its Subsidiaries, or to the best knowledge of Parent, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Parent or any of its Subsidiaries or, to the best knowledge of Parent and the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or, to the best knowledge of Parent and the Borrower, threatened involving Parent or any of its Subsidiaries and (c) to the best knowledge of Parent and the Borrower, no union representation question existing with respect to the employees of Parent or any of its Subsidiaries and, to the best knowledge of Parent, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.15          ERISA.

(i)           Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder except for any required amendments for which the remedial amendment period as defined in Section 401(b) or other applicable provision of the Internal Revenue Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(ii)          As of the Restatement Effective Date, except as would not reasonably be expected to result in a Material Adverse Effect, no Pension Plan has been terminated, nor is any Pension Plan in “at-risk” status pursuant to Section 303 of ERISA, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan sponsored by Parent, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan sponsored by Parent; and

(iii)          Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, neither Parent nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Internal Revenue Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required payment under Section 412 of the Internal Revenue Code.

Section 4.16          Margin Stock. None of the Loan Parties owns any Margin Stock.

Section 4.17          [Reserved].

Section 4.18          Solvency. (a) As of the Restatement Effective Date, Parent, the Borrower and their Subsidiaries on a consolidated basis are Solvent and (b) after the Restatement Effective Date, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, after giving effect to the consummation of any related transactions, Parent, the Borrower and their Subsidiaries on a consolidated basis shall be, Solvent.

Section 4.19          Disclosure. The representations and warranties of the Loan Parties contained in any Loan Document and in the other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Parent or any of its Subsidiaries and for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to any Loan Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information prepared by Parent or the Borrower and provided to the Lenders are based upon good faith estimates and assumptions believed by Parent and the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, as of the Restatement Effective Date, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.20          PATRIOT Act; Anti-Corruption. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.21          Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Equity (as defined in the Security Agreement), when certificates representing such Pledged Equity are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement in which a security interest may be perfected by filing a financing statement under the UCC or filings with the United States Patent and Trademark Office and United States Copyright Office, when financing statements and other filings to be specified on the relevant schedule(s) to the Security Agreement in appropriate form are filed in the offices to be specified on such schedule(s), the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity, any Permitted Liens). With respect to the UCC financing statements set forth under the heading “Other Filings” on Schedule 6.02, no Indebtedness or any other obligations of Parent or any of its Subsidiaries are secured by such UCC financing statements.

Section 4.22          Adverse Proceedings; Compliance with Law. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties (a) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.23          Properties. Each of Parent and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective financial statements referred to in Section 4.08, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

Section 4.24          Servicing Advances; Specified Deferred Servicing Fees; Specified MSRs.

(a)          With respect to Servicing Advances and Unencumbered Servicing Advances set forth on Schedule 1.01(e)(B), (i) the Residual Interests (other than reserve accounts) held by any Loan Party in any related Servicing Advance Facility are not subject to any Lien other than the Lien securing the Obligations, (ii) Parent, the Borrower, any Subsidiary Guarantor or any Subsidiary of Parent or the Borrower that is a Securitization Entity has valid title to all such Servicing Advances (including Unencumbered Servicing Advances), (iii) such Unencumbered Servicing Advances are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iv) all such Servicing Advances (including Unencumbered Servicing Advances) are not subject to any Liens other than the Lien referred to in clause (a)(iii) above and the Liens securing the relevant Servicing Advance Facility. Notwithstanding anything herein to the contrary, any Servicing Advances (including any Unencumbered Servicing Advances) that do not meet the requirements set forth in the preceding sentence, whether or not the related Servicing Agreements are included in Schedule 1.01(e)(A) or the Servicing Advances are set forth on Schedule 1.01(e)(B), shall not be used in the calculation of the First Lien LTV Ratio or Total Secured LTV Ratio.

(b)          With respect to Specified Deferred Servicing Fees, (i) Schedule 1.01(e)(B) sets forth the aggregate amount of Specified Deferred Servicing Fees which have been earned and are due and payable to Parent and its Subsidiaries in connection with the related Servicing Agreements set forth on Schedule 1.01(e)(A), (ii) Parent, the Borrower or any Subsidiary Guarantor has valid title to such Specified Deferred Servicing Fees, (iii) such Specified Deferred Servicing Fees are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iv) such Specified Deferred Servicing Fees are not subject to any Lien other than the Lien referred to in clause (b)(iii) above. Notwithstanding anything herein to the contrary, any Specified Deferred Servicing Fees that do not meet the requirements set forth in the preceding sentence, whether or not included in Schedule 1.01(e)(B), shall not be used in the calculation of the First Lien LTV Ratio or Total Secured LTV Ratio except to the extent they are pledged pursuant to a Servicing Advance Facility that satisfies the applicable requirements set forth in clause (i) of Section 4.24(a).

(c)          With respect to the Specified MSRs, (i) Parent, the Borrower or any Subsidiary Guarantor has valid title to such Specified MSRs, (ii) such Specified MSRs are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iii) such Specified MSRs are not subject to any Lien other than the Lien referred to in clause (c)(ii) above. Notwithstanding anything herein to the contrary, the value of any MSRs that do not meet the requirements set forth in the preceding sentence, whether or not included in Schedule 1.01(e)(A) or Schedule 1.01(e)(B), shall not be used in the calculation of the First Lien LTV Ratio or Total Secured LTV Ratio except to the extent provided in clause (i) of the definition of Specified MSR Value.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), each Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01          Financial Statements and Other Reports. In the case of Parent, deliver to the Administrative Agent (which shall furnish to each Lender):

(a)          Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month ending after the Restatement Effective Date (other than any month that is the last month of a Fiscal Quarter or Fiscal Year), commencing with the first full month to occur after the Restatement Effective Date, the Consolidated balance sheet of Parent and its Subsidiaries as at the end of such month and the related Consolidated statements of income of Parent and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification;

(b)          Quarterly Financial Statements. As soon as available, and in any event no later than five (5) days after the date on which Parent is required, under the Exchange Act, to file its Quarterly Report on Form 10-Q with the SEC, commencing with the Fiscal Quarter in which the Restatement Effective Date occurs (other than any Fiscal Quarter that is the last Fiscal Quarter of a Fiscal Year), the Consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related Consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)          Annual Financial Statements. As soon as available, and in any event no later than five (5) days after the date on which Parent is required, under the Exchange Act, to file its Annual Report on Form 10-K with the SEC, commencing with the Fiscal Year in which the Restatement Effective Date occurs, (i) the Consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related Consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Projections for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such Consolidated financial statements a report thereon of Deloitte LLP or other independent certified public accountants of recognized national standing selected by Parent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (other than a going concern qualification resulting from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered), and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)          Projections. As soon as possible, and in any event no later than fourteen (14) days following the delivery of the annual financial statements delivered pursuant to Section 5.01(c), a detailed consolidated budget for the following Fiscal Year shown on a quarterly basis (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of Parent stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(e)          Compliance Certificate. Together with each delivery of financial statements and Projections of Parent and its Subsidiaries pursuant to Sections 5.01(b) and 5.01(c), a duly executed and completed Compliance Certificate;

(f)           [Reserved].

(g)          [Reserved].

(h)          Notice of Default. Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) of any condition or event that constitutes a “Default” or “Event of Default” under any Material Indebtedness or that notice has been given to any party thereunder with respect thereto; (iii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01; or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(i)          Notice of Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document, a written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

(j)          ERISA. Promptly upon any officer of any Loan Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, and copies of such documentation related thereto as may be reasonably available to the Borrower or any of its Wholly-Owned Subsidiaries to enable the Lenders and their counsel to evaluate such matter;

(k)          Electronic Delivery. Documents required to be delivered pursuant to Sections 5.01(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) and notices and documents required to be delivered pursuant to Sections 5.01(h), (i), (q) and (r)(A) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Parent posts such documents or notices (which may be press releases), or provides a link thereto, on the Parent’s website on the Internet at the website address listed on Schedule 10.01(a); or (ii) such documents or notices (which may be press releases) are posted on Parent’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail (including automatically generated emails from the Parent’s website)) of the posting of any such documents and shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies;

(l)          Information Regarding Collateral. The Borrower shall furnish to the Collateral Agent ten (10) Business Days prior written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure or (C) in any Loan Party’s jurisdiction of organization, in each case, together with supporting documentation as reasonably requested by the Administrative Agent. Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents;

(m)          Collateral Verification. (i) Each quarter, (x) at the time of delivery of quarterly financial statements with respect to the preceding Fiscal Quarter pursuant to Section 5.01(b) or (c), or (y) to the extent there are any changes thereto (A) at the time of the consummation of an Asset Sale pursuant to Section 6.08 and (B) at the time of any other sale or transfer permitted by this Agreement or at the time of the delivery of any Counterpart Agreement adding a Subsidiary Guarantor hereunder and a Grantor under the Security Agreement or any other Security Documents, the Borrower shall deliver to the Administrative Agent and the Collateral Agent a certificate of its Authorized Officer that (I) attaches an updated version of Schedule 1.01(e)(A) and Schedule 1.01(e)(B) as of the preceding Fiscal Quarter or date of such consummation and (II) certifies that the representations and warranties set forth in Section 4.24 are true and correct on and as of the date of such certification and (ii) with the consent of the Administrative Agent not to be unreasonably withheld the Borrower may, but shall not be obligated to, deliver to the Administrative Agent and the Collateral Agent updated versions of Schedule 1.01(e)(A) and Schedule 1.01(e)(B) on a more frequent basis if it chooses to do so;

(n)          Management Letters. Promptly after the receipt thereof by Parent or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(o)          Certification of Public Information. The Loan Parties and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (“Public Lenders”) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Loan Parties which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Loan Parties and their respective securities;

(p)          Contractual Obligations. Promptly upon any officer of any Loan Party obtaining knowledge of any condition or event that constitutes a default or an event of default under any Contractual Obligation arising from agreements relating to Indebtedness or Servicing Agreements, or that notice has been given to any Loan Party with respect thereto, a certificate of an Authorized Officer specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action the Borrower has taken, is taking and proposes to take with respect thereto, provided that no such certificate shall be required with respect to any such default or event of default to the extent that such default or event of default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(q)          Credit Ratings. Prompt written notice of any change in Parent’s corporate rating by S&P, in Parent or the Borrower’s corporate family rating by Moody’s or in the ratings of the Term Loans by either S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating Parent or the Borrower; and

(r)          Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Loan Parties to their respective security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the SEC and (iii) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of any Loan Party and (B) such other information and data with respect to the operations, business affairs and financial condition of Parent, the Borrower and their respective Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02          Existence. Except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Loan Party (other than Parent and the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof would not be materially adverse to such Person or to Lenders.

Section 5.03          Payment of Taxes and Claims. Pay all federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Parent and its Subsidiaries).

Section 5.04          [Reserved].

Section 5.05          Insurance. In the case of Parent, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Parent shall use its commercially reasonable efforts to ensure that all such insurance (i) provides no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 day after receipt by the Collateral Agent of written notice thereof and (ii) names the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

Section 5.06          Books and Records; Inspections. Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Loan Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. No more than one such inspection shall be made in any Fiscal Year at the Borrower’s expense; provided that if an Event of Default exists, there shall be no limit on the number of such inspections that may occur, and such inspections, copying and auditing shall be at the Borrower’s sole cost and expense.

Section 5.07          Conference Calls. In the case of Parent and the Borrowers, upon the request of the Administrative Agent or the Required Lenders, participate in a conference call of the Administrative Agent and the Lenders once during each Fiscal Year at such time as may be agreed to by the Borrowers and the Administrative Agent.

Section 5.08          Compliance with Laws. Comply, and cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations arising from Servicing Agreements and all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09          Environmental. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10          Subsidiaries.

(a)          In the event that any Person becomes a Material Subsidiary of Parent or the Borrower (other than an Excluded Subsidiary or a Securitization Entity) after the date hereof, (i) promptly cause such Material Subsidiary to become a Subsidiary Guarantor hereunder and, if any assets of such Person shall become Collateral, a Grantor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), (f) and (g). In the event that the Borrower wishes to designate any Designated Subsidiary as a Subsidiary Guarantor it shall, on the date of such designation, deliver to the Administrative Agent and Collateral Agent (i) a Counterpart Agreement with such changes as maybe requested by or acceptable to the Administrative Agent, (ii) a Pledge Supplement to the Security Agreement or such other agreements, documents and instruments as the Administrative Agent may reasonably request in order to grant and perfect a First Priority Lien in favor of the Collateral Agent in substantially all assets of such Designated Subsidiary, and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), (f) and (g) or equivalent in any applicable foreign jurisdiction, including a customary opinion of counsel from the jurisdiction of organization of such Designated Subsidiary, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(b)          With respect to any Excluded Subsidiary or any Securitization Entity which, in each case, represents (i) 5% or more of Parent’s Consolidated total assets or (ii) 5 % or more of Parent’s Consolidated total revenues, in each case as determined at the end of the most recent fiscal quarter of Parent’s based on the financial statements of Parent’s delivered pursuant to Sections 5.01(b) and (c), the applicable Loan Party shall promptly execute and deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(b) (which shall include, in the case of pledges of Equity Interests issued by Foreign Subsidiaries, to the extent reasonably requested by the Collateral Agent, execution and delivery of a pledge agreement in respect of such Equity Interests under the laws of the jurisdiction on which such Subsidiary is organized), and Parent, the Borrower or the applicable Loan Party shall take all of the actions referred to in Section 3.01(f) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement in the Equity Interests of such new Subsidiary that is owned by Parent, the Borrower or any of their respective Subsidiaries (provided that in no event shall (i) more than 65.0% of the voting Equity Interests of any Excluded Subsidiary directly held by a Domestic Subsidiary be required to be so pledged, (ii) any equity of any subsidiary owned by any Excluded Subsidiary be required to be so pledged and (iii) any equity of a Securitization Entity that cannot be pledged as a result of restrictions in its or its parent’s Organizational Documents or documents governing its Indebtedness be required to be so pledged).

(c)          With respect to each new Subsidiary, Parent or the Borrower shall, at the time of delivery of quarterly financial statements with respect to the preceding Fiscal Quarter pursuant to Section 5.01(b) or (c), send to the Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Parent or the Borrower and (ii) all of the data related to such Subsidiary required to be set forth in Schedules 4.01 and 4.03; and such written notice shall be deemed to supplement Schedules 4.01 and 4.03 for all purposes hereof.

Section 5.11          Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents or of more fully perfecting or renewing the rights of the Administrative Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Parent, the Borrower or any Subsidiary of Parent or the Borrower which may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiary Guarantors and are secured by the Collateral and all of the outstanding Equity Interests of Subsidiaries of the Loan Parties (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Securitization Entities). Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording qualification or authorization of any Governmental Authority, Parent or the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent to any such Lender may be required to obtain from Parent or the Borrower or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.12          Maintenance of Ratings. At all times use commercially reasonable efforts to cause the Loans and the Parent’s corporate credit to continue to be rated by Moody’s and S&P.

Section 5.13          Post-Closing Actions.

(a)          No later than thirty (30) days following the Restatement Effective Date (or such later time as agreed to in writing by the Administrative Agent in its sole discretion) to the extent not delivered on or prior to the Restatement Effective Date, the Collateral Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(b)          No later than thirty (30) days following the Restatement Effective Date (or such later time as agreed to in writing by the Administrative Agent in its sole discretion), the Collateral Agent shall have received the stock certificate evidencing the Equity Interests of Liberty Home Equity Solutions, Inc. owned by the Parent accompanied by a stock power.

Section 5.14          [Reserved].

Section 5.15          Servicing Agreements.

(a)          Comply with, or cause any other Subsidiary of Parent acting as servicer to comply with, (i) all obligations as the servicer under each of the Servicing Agreements and (ii) all generally accepted servicing customs and practices of the mortgage servicing industry, in each case, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)          Parent and the Borrower shall promptly, and in no event later than five (5) days after a senior officer of the Parent or any Borrower has knowledge thereof, notify the Administrative Agent of any servicer termination event or event of default (excluding any such events resulting solely due to the breach of one or more collateral performance tests or the downgrade by any rating agency of the servicer ratings of the related servicer) under any material Servicing Agreement (excluding any subservicing agreement) or its receipt of a notice of actual termination of Parent or its Subsidiary’s right to service under any Servicing Agreement  (excluding any subservicing agreement) which evidences an intent to transfer such servicing to a third party. For purposes of this clause (b) “material” shall mean Servicing Agreements under which there is servicing related to loans constituting $10,000,000,000 or more of unpaid principal balances.

(c)          The Borrower shall use commercially reasonable efforts to promptly deliver (or cause the relevant Subsidiary to promptly deliver) an acknowledgment of the relevant Specified Government Entity under such Servicing Agreements in the standard form used by such Specified Government Entity or in such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent, whereby such Specified Government Entity acknowledges the security interest of the Secured Parties in the MSRs under such Servicing Agreements (other than Servicing Agreements with Ginnie Mae). For the avoidance of doubt, for purposes of the First Lien LTV Ratio and Total Secured LTV Ratio, the entering into an acknowledgement agreement consistent with this Section 5.15(c) with respect to the Specified MSR Value under the Servicing Agreements shall not in and of itself result in the Collateral Agent having a First Priority Lien on such Specified MSRs.

ARTICLE VI

NEGATIVE COVENANTS

Parent and the Borrower covenant and agree that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), Parent and the Borrower shall not, nor shall either of them cause or permit any of their respective Subsidiaries to:

Section 6.01          Indebtedness. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness of any Subsidiary of Parent owed to Parent or to any other Subsidiary of Parent, or of Parent to any Subsidiary of Parent; provided that (i) except with respect to any Indebtedness among Subsidiaries that are not Loan Parties, all such Indebtedness shall be unsecured and, to the extent such Indebtedness is owed by a Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note or an intercompany subordination agreement reasonably acceptable to the Administrative Agent and (ii) any such Indebtedness that is owed by a non-Loan Party to a Loan Party is permitted as an Investment under Section 6.06(d);

(c)          Non-Recourse Indebtedness;

(d)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f)          guaranties by the Borrower or a Guarantor of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than guaranties of Non-Recourse Indebtedness and Permitted Funding Indebtedness or guarantees arising from or based on matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with transactions similar to the related Indebtedness)); provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(g)          Indebtedness outstanding on the Restatement Effective Date and described in Schedule 6.01 and any Permitted Refinancing thereof;

(h)          Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Parent or any of its Subsidiaries, in each case after the Restatement Effective Date as the result of a Permitted Acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by Parent or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iii) the aggregate principal amount of such Indebtedness (other than Permitted Funding Indebtedness) outstanding at any one time does not exceed $100,000,000;

(i)          Indebtedness of the type described in clause (xi) of the definition of “Indebtedness” incurred in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which Parent or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities or to hedge against fluctuations in interest rates or currency; provided that in each case such Indebtedness shall not have been entered into for speculative purposes;

(j)          other recourse Indebtedness of Parent and its Subsidiaries including Indebtedness of Foreign Subsidiaries of Parent in an aggregate amount not to exceed at any time $60,000,000;

(k)          Permitted Funding Indebtedness;

(l)          Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;

(m)          Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the dispositions or purchase of assets permitted hereunder, provided that such Indebtedness (other than for indemnification) shall be included in the total consideration for purposes of all determinations relating to such disposition or purchase hereunder;

(n)          Indebtedness of Parent or its Subsidiaries with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $100,000,000; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(o)          Junior Indebtedness of Parent or its Subsidiaries; provided that (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness, and (ii) the aggregate amount of Junior Indebtedness (other than in the case of (x) the issuance of the Second Lien Notes on the Restatement Effective Date and (y) up to $150,000,000 Junior Indebtedness in the form of unsecured Indebtedness), shall not exceed an amount that would cause the Total Secured LTV Ratio to exceed 75% on a pro forma basis after giving effect to such Junior Indebtedness; provided that any Junior Indebtedness (other than any such Junior Indebtedness under clause (y) above) shall be deemed to be Second Lien Indebtedness for purposes of calculating the Total Secured LTV Ratio for purposes of this clause (o)(ii); and

(p)          Indebtedness in respect of any 6.625% Senior Notes Due 2019 of the Borrower that remain outstanding after the Exchange Offer Transactions.

Section 6.02          Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute, except:

(a)          Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

(b)          Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c)          statutory Liens of landlords, banks and securities intermediaries (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and shall not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries and that, in the aggregate, do not materially detract from the value of the property subject thereto;

(f)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased;

(g)          purported Liens evidenced by the filing of precautionary UCC financing statements (i) relating solely to operating leases of personal property entered into in the ordinary course of business or (ii) to evidence the sale of assets in the ordinary course of business;

(h)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(i)           Liens outstanding on the Restatement Effective Date and described in Schedule 6.02;

(j)           Liens securing Indebtedness permitted by Section 6.01(h); provided that any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Parent or its Subsidiaries;

(k)          other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $75,000,000 at any time outstanding; provided that the aggregate fair market value of assets in respect of which Liens may be granted pursuant to this clause (k) shall not exceed 150% of the aggregate amount of Indebtedness secured by such Liens;

(l)          Liens securing Non-Recourse Indebtedness;

(m)          Liens securing Permitted Funding Indebtedness other than Permitted Servicing Advance Facility Indebtedness so long as any such Lien shall encumber only (i) the assets originated, acquired or funded with the proceeds of such Indebtedness and (ii) any intangible contract rights and other documents, records and assets directly related to the assets set forth in clause (i) and any proceeds thereof;

(n)          Liens on Servicing Advances, any intangible contract rights and other documents, records and assets directly related to the foregoing assets and any proceeds thereof securing deferred servicing fees, Permitted Servicing Advance Facility Indebtedness, Permitted Securitization Indebtedness or Non-Recourse Indebtedness;

(o)          Liens on the Equity Interests of any Subsidiary and the proceeds thereof securing Non-Recourse Indebtedness of such Subsidiary;

(p)          Liens on Securitization Assets, any intangible contract rights and other documents, records and assets directly related to the foregoing assets and any proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;

(q)          Liens securing Indebtedness permitted pursuant to Section 6.01(n); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(r)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(s)          assignments of past due receivables solely for the purpose of collection;

(t)          judgment Liens so long as the related judgment does not constitute an Event of Default;

(u)          Liens on cash and Cash Equivalents to secure obligations to Specified Government Entities;

(v)          Liens arising from precautionary UCC financing statement filings regarding Non-Debt Transactions;

(w)          Liens on the Collateral securing Junior Indebtedness in the form of Second Lien Indebtedness incurred pursuant to Section 6.01(o), subject to the Junior Lien Intercreditor Agreement;

(x)          Liens securing Indebtedness permitted pursuant to Section 6.01(i); and

(y)          other Liens securing obligations not exceeding $25,000,000 at any time outstanding.

(each of (a) - (y), a “Permitted Lien”).

The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements and (y) unasserted contingent indemnification obligations), the Borrower shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly enter into, create, incur, assume or suffer to exist any consensual Liens of any kind on the (i) Excluded SGE Collateral and (ii) Equity Interests of Securitization Entities that cannot be pledged as a result of restrictions in its or its parent’s Organizational Documents or documents governing its Indebtedness without, in each case, first granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on such assets as security for the Obligations.

Section 6.03          No Further Negative Pledges. Except with respect to (a) this Agreement and the other Loan Documents, (b) specific property encumbered to secure payment of particular Indebtedness that is permitted to be incurred and secured under this Agreement or to be sold pursuant to an executed agreement with respect to a sale of assets permitted hereunder, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions by reason of customary provisions restricting assignments, subservicing, subcontracting or other transfers contained in Servicing Agreements (provided that such restrictions are limited to the individual Servicing Agreement and related agreements or the property and/or assets subject to such agreements, as the case may be), (e) restrictions set forth in any agreement governing Junior Indebtedness that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder and (f) restrictions by reason of customary provisions restricting liens, assignments, subservicing, subcontracting or other transfers contained in agreements with any Specified Government Entity relating to the origination, sale, securitization and servicing of mortgage loans (provided that such restrictions are limited to the individual agreement and related agreements and/or the property or assets subject to such agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations (other than an agreement of a Securitization Entity that prohibits such Securitization Entity from creating or assuming any Lien upon its properties or assets to secure the Obligations).

Section 6.04          Restricted Junior Payments. Directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Parent may declare and pay dividends or make other distributions ratably to Parent or any Subsidiary of Parent and to each other holder of equity therein, (b) the Borrower or Parent may purchase stock or options of the Parent or purchase, prepay, redeem or defease any Second Lien Notes in an aggregate principal amount not to exceed $50,000,000, (c) the Parent and its Subsidiaries may undertake and perform the Exchange Offer Transactions, (d) the Parent or its Subsidiaries may make Restricted Junior Payments in an amount not to exceed the Available Amount and (e) the Parent and its Subsidiaries may make any Restricted Junior Payment described in clause (iv) of the definition thereof with the Net Cash Proceeds of Junior Indebtedness issued or incurred to make such payment; provided that in the case of clauses (d) and (e) of this Section 6.04, both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom and (ii) the Parent shall be in compliance with Section 6.07, on a pro forma basis after giving effect to such Restricted Junior Payment as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or (c).

Section 6.05          Restrictions on Subsidiary Distributions. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Parent other than a Loan Party or any Securitization Entity to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Parent or any other Subsidiary of Parent, (b) repay or prepay any Indebtedness owed by such Subsidiary to Parent or any other Subsidiary of Parent, (c) make loans or advances to Parent or any other Subsidiary of Parent or (d) transfer, lease or license any of its property to Parent or any other Subsidiary of Parent other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(h) or (n) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) by reason of customary net worth provisions contained in leases and other agreements that do not evidence Indebtedness entered into by Parent or a Subsidiary of Parent in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Agreement, (v) set forth in any agreement governing Junior Indebtedness that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder or (vi) described on Schedule 6.05.

Section 6.06          Investments. Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)          Investments in Cash and Cash Equivalents;

(b)          equity Investments owned as of the Restatement Effective Date in any Subsidiary and Investments made after the Restatement Effective Date in Parent, the Borrower and any Subsidiary Guarantor;

(c)          Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent and its Subsidiaries;

(d)          intercompany loans to the extent permitted under Section 6.01(b) and other Investments in Subsidiaries of Parent which are not the Borrower or Subsidiary Guarantors; provided that such Investments (including through intercompany loans and any Permitted Acquisition) by a Loan Party in Subsidiaries of Parent other than the Borrower or Subsidiary Guarantors shall not exceed at any time an aggregate amount $75,000,000 or, in the case of any Foreign Subsidiary, $37,500,000;

(e)          (x) Consolidated Capital Expenditures with respect to the Borrower and its Subsidiaries not in excess of (i) $50,000,000 for each Fiscal Year plus (ii) the Available Amount that is Not Otherwise Applied; provided that the amount in clause (i) for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year and (y) Investments described in clause (i) of the proviso to the definition of “Consolidated Capital Expenditures”;

(f)          loans and advances to employees of Parent and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $3,000,000;

(g)          Permitted Acquisitions by Borrower or any Guarantor permitted pursuant to Section 6.08;

(h)          Investments described in Schedule 6.06;

(i)           Hedge Agreements which constitute Investments;

(j)           other Investments by Parent and its Subsidiaries in an aggregate amount not to exceed the sum of (i) $20,000,000 at any time outstanding and (ii) if, on a pro forma basis after giving effect to such Investment as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b) or (c), the Parent is in compliance with Section 6.07, the Available Amount that is Not Otherwise Applied;

(k)          Investments by Parent or any Subsidiary of Parent in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary Guarantor that is engaged in Core Business Activities or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Subsidiary Guarantor;

(l)          Investments by Parent or any Subsidiary of Parent in Securitization Entities, Warehouse Facility Trusts and MSR Facility Trusts and Investments in mortgage-related securities or charge-off receivables in the ordinary course of business;

(m)          Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity for the purpose of relieving Parent or a Subsidiary of Parent of the administrative expense of servicing such Securitization Entity;

(n)          Investments in MSRs;

(o)          Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;

(p)          Investments in and making of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);

(q)          Investments or guarantees of Indebtedness of one or more entities the sole purpose of which is to originate, acquire, securitize and/or sell loans that are purchased, insured, guaranteed or securitized by any Specified Government Entity; provided that the aggregate amount of (i) Investments in such entities plus (ii) the aggregate principal amount of Indebtedness of such entities that are not Wholly-Owned Subsidiaries which is recourse to Parent, the Borrower or any Subsidiary Guarantor shall not exceed an amount equal to 10% of Parent’s GAAP book equity as of any date of determination;

(r)          Non-cash consideration received, to the extent permitted by the Loan Documents in connection with the sale of property permitted by this Agreement;

(s)          Investments in securities in an aggregate amount not exceeding $100,000,000 at any one time; and

(t)          Investments by Parent or any of its Subsidiaries in a Subsidiary (other than the Borrower) that is not a Subsidiary Guarantor, Excluded Subsidiary or Securitization Entity, provided that after giving pro forma effect to such Investment, Parent shall be in compliance with Section 5.10.

Notwithstanding the foregoing, the Exchange Offer Transactions may be consummated and in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07          Financial Covenant. In the case of Parent, permit the First Lien LTV Ratio as of the last date of any Fiscal Quarter to exceed 40%.

Section 6.08          Fundamental Changes; Disposition of Assets; Acquisitions. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)          any Subsidiary of Parent (other than the Borrower) may be merged with or into the Borrower or any other Subsidiary of Parent, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Parent, the Borrower or any Subsidiary Guarantor; provided that in the case of any such transaction, (i) the Borrower or such Subsidiary Guarantor, as applicable shall be the continuing or surviving Person in any such transaction involving the Borrower and (ii) subject to the preceding clause (i) a Subsidiary Guarantor shall be the continuing or surviving Person in any such transaction involving a Subsidiary Guarantor;

(b)          any Subsidiary of Parent (other than the Borrower) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Parent, the Borrower or any Subsidiary Guarantor;

(c)          sales or other dispositions of assets that do not constitute Asset Sales;

(d)          other Asset Sales; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) no less than 75% of such consideration shall be paid in Cash, and (3) the Net Cash Proceeds thereof shall be applied as required by Section 2.12(b);

(e)          disposals of obsolete, worn out or surplus property in the ordinary course of business;

(f)           Permitted Acquisitions;

(g)          Investments made in accordance with Section 6.06;

(h)         dispositions of Cash Equivalents in the ordinary course of business;

(i)          sales of whole loans for cash;

(j)          [reserved]; and

(k)          Asset Sales set forth on Schedule 6.08.

Upon the request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall promptly execute and deliver to the Borrower any and all documents or instruments necessary to release any Lien encumbering any items of Collateral that are subject to a conveyance, sale, lease, exchange, transfer or other disposition pursuant to this Section 6.08 or otherwise permitted pursuant to this Agreement.

Section 6.09          Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Material Subsidiaries in compliance with the provisions of Section 6.08, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Material Subsidiaries, except to qualified directors if required by applicable law, or to a Borrower or a Guarantor; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Material Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder) or to qualify directors if required by applicable law.

Section 6.10          Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent or any of its Subsidiaries), (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Parent or any of its Subsidiaries) in connection with such lease or (c) is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than transactions where any related sale of assets is permitted under Section 6.08, any related Indebtedness is permitted to be incurred under Section 6.01 and any Lien in connection therewith is permitted to be granted under Section 6.02.

Section 6.11          Transactions with Shareholders and Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of Parent on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction otherwise permitted by this Article VI between Parent and any one or more Subsidiaries of Parent or among Subsidiaries of Parent; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (c) compensation arrangements for officers and other employees of Parent and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.11; and (e) Restricted Junior Payments permitted by Section 6.04.

Section 6.12          Conduct of Business. None of Parent or any of its Subsidiaries shall engage in any material line of business substantially different from the Core Business Activities.

Section 6.13          Modifications of Junior Indebtedness. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness in such a manner that would cause the terms of such Junior Indebtedness from satisfying the requirements of clauses (i) through (vi) of the definition of “Junior Indebtedness.”

Section 6.14          Amendments or Waivers of Organizational Documents. Agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of the Organizational Documents of Parent, the Borrower or any Subsidiary Guarantor after the Restatement Effective Date that would materially adversely impact the Lenders without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.15          Fiscal Year. Change its Fiscal Year-end from December 31 or change its method of determining Fiscal Quarters.

ARTICLE VII

GUARANTY

Section 7.01          Guaranty of the Obligations. Subject to the provisions of Section 7.02, Parent and the Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02          Contribution by Subsidiary Guarantors. All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03          Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability;

(b)          the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements; and

(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent, Borrower or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05          Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06          Guarantors’ Rights of Subrogation, Contribution, Etc.

(a)          Subject to the waiver described in clause (b) below, to the extent the Guarantors do not otherwise possess a right of subrogation against the Borrower at equity, by statute, under common law or otherwise, the Guarantors and the Borrower agree that, for valid consideration given, the Guarantors shall have such a right of subrogation.

(b)          Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07          Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is Continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08          Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09          Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10          Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.11          Bankruptcy, Etc.

(a)          So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12          Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

Section 7.13          Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full and all Commitments have terminated or expired or been cancelled. Each Qualified ECP Loan Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01          Events of Default. If any one or more of the following conditions or events occur:

(a)          Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

(b)          Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(c)          Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.03, Sections 5.01(b), 5.01(c), 5.01(e) and 5.01(h), Section 5.02 (with respect to the existence of the Loan Parties) or Article VI; or

(d)          Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with (A) Sections 5.01(a) or (d), and such default shall not have been remedied or waived within five (5) days after the due date, or (B) any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(e)          Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $20,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, however, that, no Event of Default shall occur under this clause (e) as a result of any such failure to pay, breach or default with respect to any such Indebtedness described in this clause (e), if such failure to pay, breach or default, as applicable, shall have been cured or waived by the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders); or

(f)           [Reserved].

(g)          [Reserved].

(h)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent, Borrower or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent, Borrower or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over Parent, Borrower or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of Parent, Borrower or any of their respective Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent, Borrower or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(i)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Parent, Borrower or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or Parent, Borrower or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) Parent, Borrower or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent, Borrower or any of their respective Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(h); or

(j)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $20,000,000 or (ii) in the aggregate at any time an amount in excess of $20,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent, Borrower or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(k)          Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect on Parent or the Borrower during the term hereof; or

(l)           Change of Control. A Change of Control occurs; or

(m)          Guaranties, Security Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(h) or 8.01(i), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (B) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents.

ARTICLE IX

AGENTS

Section 9.01          Appointment of Agents. Barclays is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent or any of its Subsidiaries. Each of the Administrative Agent and the Collateral Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Restatement Effective Date, the Arrangers and Syndication Agent, in their respective capacities, shall have no duties, responsibilities or obligations hereunder but shall be entitled to all benefits of this Article IX.

Section 9.02          Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.03          General Immunity.

(a)          No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, the perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party or to any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)          Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by Parent, the Borrower or a Lender. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c)          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent and the Syndication Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.04          Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Parent and the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05          Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)          Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement or a Joinder Agreement and funding its Loan, on the Restatement Effective Date or the Increased Amount Date, as applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or Lenders, as applicable on the Restatement Effective Date or the Increased Amount Date, as applicable.

Section 9.06          Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof.

Section 9.07          Successor Administrative Agent and Collateral Agent.

(a)          The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and the Required Lenders, may retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Barclays or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of Barclays or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Barclays or its successor as the Administrative Agent pursuant to this Section has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Barclays or its successor may resign as the Collateral Agent upon notice to the Borrower and the Required Lenders at any time.

(b)          In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

Section 9.08          Security Documents and Guaranty.

(a)          Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)          Rights under Hedge Agreements. No Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents except as expressly provided in Section 10.05(c) of this Agreement and under any applicable provisions of the Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)          Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Hedge Agreement and (y) unasserted contingent indemnity obligations) have been paid in full and all Commitments have terminated or expired or been cancelled, upon request of the Borrower, each of the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be necessary or advisable to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent, the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. In addition, the Agents and the Lenders hereby agree that in connection with (i) any Asset Sale or other sale or transfer permitted by this Agreement or any other Loan Document or (ii) any Collateral becoming an Excluded Asset (as defined in the Security Agreement), any Lien on any assets transferred as part of or in connection with any such Asset Sale, other sale or transfer or on such Excluded Assets, as the case may be, and granted to or held by the Collateral Agent under any Loan Document shall be automatically released at the time of consummation of such Asset Sale, other sale or transfer or upon such asset becoming an Excluded Asset.

Section 9.09          Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other obligations. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09.

Section 9.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to Parent or the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01         Notices.

(a)          Notices Generally. Any notice or other communication herein required or permitted to be given under the Loan Documents shall be sent to such Person’s address as set forth on Schedule 10.01(a) or in the other relevant Loan Document, and in the case of any Lender, the address as specified on Schedule 10.01(a) or otherwise specified to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent.

(b)          Electronic Communications.

(i)           Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)          Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available.” None of the Agents or Arrangers nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent or Arranger has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)          Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)          All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi)          Each Loan Party, each Lender and each Agent agrees that none of the Agents nor any Agent Affiliate shall be responsible or liable to any Loan Party or any other Person for damages arising from the use by others of any Approved Electronic Communications or any other information or other materials obtained through the Platform, internet, electronic, telecommunications or other information transmission systems.

Section 10.02        Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable and documented out-of-pocket costs and expenses of the Agents and Arrangers (subject to clause (b) below) incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Agents and Arrangers (including a single firm of local counsel in each appropriate jurisdiction) in connection with the negotiation, preparation, execution and administration of the Loan Documents, and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower (whether or not such consent, amendment, waiver or modification or other document becomes effective) including the reasonable fees, disbursements and other charges of counsel and charges of Intralinks or Syndtrak; (c) all reasonable and documented out-of-pocket costs and expenses arising in connection with or relating to creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties; (d) all reasonable and documented out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all reasonable and documented out-of-pocket costs and expenses in connection with the custody or preservation of the Collateral; (f) all other reasonable costs and expenses incurred by each Agent and Arranger in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, Arranger and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the Loan Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel for Agents and one outside counsel for the Lenders (in addition to any local counsel) for all Persons seeking reimbursement under this Section 10.02.

Section 10.03        Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the Arrangers and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent and Lender and the Arrangers, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (i) to the extent such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arising from the material breach by such Indemnitee or any related indemnified Person of its obligations under this Agreement or any other Loan Document as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) arising any investigation, litigation or proceeding that does not involve an act or omission of Indemnitee or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee, other than claims against any Agent or Arranger (or an Affiliate thereof) in its capacity or carrying out its duties as an agent or arranger with respect to the Loans. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.03 shall not apply with respect to any Taxes, other than Taxes arising from a non-Tax claim.

(b)          To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent and Lender and the Arrangers and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Without in any way limiting the indemnification obligations of the Loan Parties under this Section 10.03, the Loan Parties will not be liable to any Indemnitee or any other Person for any indirect, consequential or punitive damages that may be alleged as a result of any Loan Document or any element of the transactions contemplated hereunder.

Section 10.04        Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and upon notice to the Borrower and the Administrative Agent, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II or Article VIII and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.05        Amendments and Waivers.

(a)          Required Lenders’ Consent. Subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.

(b)          Affected Lenders’ Consent. Without the written consent of each Lender that would be directly adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Loan or Note or principal amount outstanding, or waive, forgive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(ii)         reduce the rate of interest on any Loan or any fee or any premium payable hereunder; provided that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.07 or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii)        waive or extend the time for payment of any such interest, fees or premiums;

(iv)        reduce the principal amount of any Loan;

(v)         amend, modify, terminate or waive any provision of Section 2.15, this Section 10.05(b), Section 10.05(c), any provision of the Security Agreement therein specified to be subject to this Section 10.05(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vi)        amend the definition of “Required Lenders” or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”; provided that with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of the “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Restatement Effective Date; provided, further, that the consent of the Required Lenders shall not be required in connection with any incurrence of Term Loans added pursuant to Section 2.22;

(vii)       release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Loan Documents; or

(viii)      consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (v), (vi), (vii) and (viii).

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)          alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.13 without the consent of Lenders holding more than 50% of the aggregate Restatement Effective Date Term Loan Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(ii)         amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(iii)        amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)          Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e)          New Term Loans. Notwithstanding anything to the contrary herein or in any other Loan Document, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary in order to evidence and implement any incurrence of Term Loans pursuant to Section 2.22.

Section 10.06        Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as expressly permitted pursuant to Section 6.08 of this Agreement, no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void) and of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)          to any Person other than Excluded Institutions meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii)         to any Person other than Excluded Institutions meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and, so long as no Event of Default has then occurred and is Continuing, with the prior written consent of the Borrower (not to be unreasonably withheld); provided that each such assignment pursuant to this Section 10.06(b)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Administrative Agent or as shall constitute the aggregate amount of the Restatement Effective Date Term Loan or the or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Loans; provided, further, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts;

it being understood and agreed that at the request of any Lender the Administrative Agent shall be permitted to disclose to such Lender the identity of each Excluded Institution.

Notwithstanding anything in this Section 10.06 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within five (5) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(c)          Assignment Agreements. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Barclays or any Affiliate thereof or (z) in the case of an Eligible Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(d)          Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Restatement Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(e)          Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.07) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(f)           Participations.

(i)           Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates and other than any Excluded Institution) in all or any part of its Commitments, Loans or in any other Obligation.

(ii)          The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, (C) amend the definition of “Required Lenders” (or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition) or the definition of “Pro Rata Share” or (D) release all or substantially all of the Subsidiary Guarantors or all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

(iii)         The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 (subject to the limitations and requirements of such Sections, including Section 2.18(c); provided that any documentation required under Section 2.18(c) shall be provided solely to the Lender that sold the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided that a participant shall not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to a greater payment results from a Change in Law occurring after the participant became a participant; provided, further, that nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided that such participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participating interest in its Commitments, Loans or in any other Obligation to a participant, shall, as non-fiduciary agent of the Borrower solely for the purposes of this Section 10.06(f), maintain a register (a “Participant Register”) containing the name and principal and interest amounts of the participating interest of each participant entitled to receive payments in respect of such participating interests; provided, however, that a Lender shall have no obligation to show its Participant Register to any Loan Party except to the extent required to demonstrate to the Internal Revenue Service in connection with a tax audit that the Loans are in “registered form” for U.S. federal income tax purposes. The entries in a Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)          Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 and subject to the limitations set forth in Section 10.06(b)(ii), respectively, any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h)          Register. The Borrower, the Administrative Agent and Lenders shall treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof (notwithstanding notice to the contrary), absent manifest error, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(c). Each assignment shall be recorded in the Register on the Business Day the fully executed Assignment Agreement is received by the Administrative Agent, if received by 12:00 p.m. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable; provided that failure to record any assignment in the Register shall not affect the rights of the Lenders. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

Section 10.07        Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.16(c), 2.17, 2.18, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.15, 9.03(b) and 9.06 shall survive the payment of the Loans, and the termination hereof.

Section 10.08        No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.09        Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be automatically reinstated and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.10        Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.11        Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.08(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.12        Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.13        APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

Section 10.14        CONSENT TO JURISDICTION. The Borrower AND EACH GUARANTOR irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against any Agent, any Lender or any Affiliate of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and subject to clause (E) of the final sentence of this Section 10.14, agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law (WITHOUT DEROGATING FROM ANY PARTY’S RIGHT TO APPEAL ANY SUCH JUDGMENT). Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY DOCUMENT GOVERNED BY ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.15        Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Parent and its Subsidiaries and their businesses identified as such by Parent and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Parent and the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.15), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Parent or the Borrower and their obligations; provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15, (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency has undertaken in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process or by any regulatory authority having or claiming authority over any Lender, (vi) disclosures to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates and (vii) disclosures requested or required to be made in connection with any litigation or similar proceeding; provided that unless prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Section 10.16        Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 10.17        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 10.18        Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement and the other Loan Documents represent the entire agreement of Parent, the Borrower and their Subsidiaries, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or Lender or the Arrangers relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.19        PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.20        Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21        No Fiduciary Duty. Each Agent, the Arrangers, each Lender and their Affiliates (collectively, solely for purposes of this section, the “Lenders”) may have economic interests that conflict with those of Parent and the Borrower. Parent and the Borrower agree that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and either of Parent or the Borrower, its stockholders or its affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto, and agrees to waive any claims for breach of any alleged fiduciary duty by any Lender.

Section 10.22        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.22 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.23        Amendment and Restatement; No Novation.

(a)          This Agreement constitutes an amendment and restatement of the Existing Term Loan effective from and after the Restatement Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any Indebtedness or other Obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the corresponding facilities described herein, without any further action by any Person.

(b)          In connection with the foregoing, by signing this Agreement, each Loan Party hereby confirms that notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby (i) the Obligations of such Loan Party under this Agreement and the other Loan Documents are entitled to the benefits of the guarantees and the security interests set forth or created herein and in the Security Documents, (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor with respect to all of the Guaranteed Obligations, (iii) each Loan Document to which such Loan Party is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and shall remain in full force and effect according to its terms, (iv) such Loan Party ratifies and confirms that all Liens granted, conveyed, or collaterally assigned to any Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations and (v) each of the Administrative Agent and Collateral Agent are authorized to enter into any Junior Lien Intercreditor Agreement.

Section 10.24        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OCWEN FINANCIAL CORPORATION

By:	/s/ Michael R. Bourque, Jr.
Name: Michael R. Bourque, Jr.
Title: Chief Financial Officer

OCWEN LOAN SERVICING, LLC

By:	/s/ Michael R. Bourque, Jr.
Name: Michael R. Bourque, Jr.
Title: Chief Financial Officer

OCWEN MORTGAGE SERVICING, INC.

By:	/s/ Michael R. Bourque, Jr.
Name: Michael R. Bourque, Jr.
Title: Chief Financial Officer

HOMEWARD RESIDENTIAL HOLDINGS, INC.

By:	/s/ Mark L. Freeman
Name: Mark L. Freeman
Title: Treasurer

HOMEWARD RESIDENTIAL, INC.

By:	/s/ Mark L. Freeman
Name: Mark L. Freeman
Title: Treasurer

AUTOMOTIVE CAPITAL SERVICES, INC.

By:	/s/ Thomas F. Gilman
Name: Thomas F. Gilman
Title: President

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

SCHEDULE 1.01(a)
TO THE SENIOR SECURED TERM LOAN CREDIT AGREEMENT
Restatement Effective Date Term Commitments

Lender	Restatement Effective Date Term Commitment	Pro Rata Share

SCHEDULE 1.01(b)
TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Securitization Entities

Ocwen Advance Facility Transferor, LLC

Ocwen Master Advance Receivables Trust

Ocwen Freddie Advance Depositor LLC

Ocwen Freddie Advance Funding LLC

Ocwen Servicer Advance Facility Transferor III, LLC

Ocwen Servicer Advance Receivables Trust III

SCHEDULE 1.01(c)

Principal Office

Barclays Bank PLC

745 Seventh Avenue
New York, New York 10019

SCHEDULE 1.01(d)

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Material Subsidiaries

Ocwen Mortgage Servicing, Inc.

Homeward Residential Holdings, Inc.

Homeward Residential, Inc.

Automotive Capital Services, Inc.

SCHEDULE 1.01(e)(A)

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Specified Servicing Agreements

See attached.

SCHEDULE 1.01(e)(B)

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Specified MSRs/Deferred Servicing Fees/Unencumbered Advances

See attached.

SCHEDULE 2.09
TO THE SENIOR SECURED TERM LOAN AGREEMENT
Amortization Schedule

Payment Date	Principal Amount
March 31, 2017	$4,187,500
June 30, 2017	$4,187,500
September 30, 2017	$4,187,500
December 31, 2017	$4,187,500
March 31, 2018	$4,187,500
June 30, 2018	$4,187,500
September 30, 2018	$4,187,500
December 31, 2018	$4,187,500
March 31, 2019	$4,187,500
June 30, 2019	$4,187,500
September 30, 2019	$4,187,500
December 31, 2019	$4,187,500
March 31, 2020	$4,187,500
June 30, 2020	$4,187,500
September 30, 2020	$4,187,500
Restatement Effective Date Term Loan Maturity Date	All Outstanding Principal

SCHEDULE 4.01

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Organization and Qualification

Automotive Capital Services, Inc., a Delaware corporation

Homeward Residential Holdings, Inc., a Delaware corporation

Homeward Residential, Inc., a Delaware corporation

Ocwen Financial Corporation, a Florida corporation

Ocwen Loan Servicing, LLC, a Delaware limited liability company

Ocwen Mortgage Servicing, Inc., a United States Virgin Islands corporation

 SCHEDULE 4.03

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Equity Interests and Ownership

Entity Name	Jurisdiction	Type of Entity	Percent Owned	Owner Name(s)

 SCHEDULE 6.01

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Indebtedness

1.	Master Letter of Credit Agreement dated as of May 23, 2013 between Homeward Residential, Inc. and the Private Bank & Trust Company, for a letter of credit in the amount of $110,763.80

2.	Master Letter of Credit Agreement dated as of July 21, 2016 between Automotive Capital Services, Inc. and the Private Bank & Trust Company, for a letter of credit in the amount of $100,000.00

SCHEDULE 6.02

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Liens

Debtor	Jurisdiction	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Other Filings:

None.

SCHEDULE 6.05

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

 SCHEDULE 6.06

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Investments

See attached.

SCHEDULE 6.08

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Asset Sales

None.

SCHEDULE 6.11

TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Certain Affiliate Transactions

None.

SCHEDULE 10.01(a)
TO SENIOR SECURED TERM LOAN FACILITY AGREEMENT
Notice Addresses

Loan Parties:

OCWEN FINANCIAL CORPORATION

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer
Website: http://www.ocwen.com/

OCWEN LOAN SERVICING, LLC

1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer

OCWEN MORTGAGE SERVICING, INC.

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer

HOMEWARD RESIDENTIAL HOLDINGS, INC.

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer

HOMEWARD RESIDENTIAL, INC.

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer

AUTOMOTIVE CAPITAL SERVICES, INC.

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Corporate Secretary, General Counsel, Chief Financial Officer and Treasurer

in each case, with a copy to:

c/o Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Legal Department

Administrative Agent and Collateral Agent:

BARCLAYS BANK PLC

Bank Debt Management Group
745 Seventh Avenue
New York, New York  10019
Attention: Evan Moriarty
Telephone: (212) 526-1447

For operational notices:

Barclays Bank PLC
700 Prides Crossing
Newark, Delaware  19713
Attention: Venkat Raman
Facsimile: (972) 535-5728
Telephone: (302) 286-2383

EXHIBIT A-1 TO

CREDIT AGREEMENT

BORROWING NOTICE

Reference is made to the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be further amended and restated, amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”) and a wholly-owned subsidiary of OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.01 of the Credit Agreement, the Borrower desires that the Lenders make the following Loans (the “Proposed Borrowing”) to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [__________ __, 20__] (the “Credit Date”):

[Restatement Effective Date][New] Term Loans

☐ Base Rate Loans:	$[__,__,__]

☐ Eurodollar Rate Loans, with an initial Interest Period[1] of__________ month(s):	$[__,__,__]

The Borrower requests the proceeds from the Proposed Borrowing be disbursed to the account set forth below:

Bank Name:
ABA Number:
Account Name:
Account Number:

Date: [__________ __, 20__]	OCWEN LOAN SERVICING, LLC

By:
Name: Title: [Authorized Officer]

[1]	To be one, two, three or six months (or (A) nine or twelve months if agreed to by all relevant Lenders or (B) such shorter period as agreed to by the Administrative Agent).
EXHIBIT A-1-1

EXHIBIT A-2 TO

CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be further amended and restated, amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”) and a wholly-owned subsidiary of OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.06 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [_________ __, 20__]:

1.	Loans:

	$[__,__,__]	Eurodollar Rate Loans to be continued with Interest Period of [_____]

	$[__,__,__]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [_____]

	$[__,__,__]	Eurodollar Rate Loans to be converted to Base Rate Loans.

[The Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.]2

Date: [__________ __, 20__]	OCWEN LOAN SERVICING, LLC

By:
Name: Title: [Authorized Officer]

[1]	Only to be made in connection with a continuation of Eurodollar Rate Loans or a conversion of Base Rate Loans to Eurodollar Rate Loans.
EXHIBIT A-2-1

EXHIBIT B TO

CREDIT AGREEMENT

TERM LOAN NOTE

$[1][__,__,__]
[2][__, 20__]	New York, New York

FOR VALUE RECEIVED, OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[__,__,__][1]) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be further amended and restated, amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

The Borrower shall make scheduled principal payments on this Note as set forth in Section 2.09 of the Credit Agreement.

This Term Loan Note (this “Note”) is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICT OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

[1]	Lender’s Term Loan Commitment.
[2]	Restatement Effective Date.
EXHIBIT B-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

OCWEN LOAN SERVICING, LLC

By:
Name: Title: [Authorized Officer]
EXHIBIT B-3

EXHIBIT C TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.               I am the Chief Financial Officer of Ocwen Loan Servicing, LLC, a Delaware limited liability company (the “Borrower”).

2.               I have reviewed the terms of that certain Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be further amended and restated, amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, Ocwen Financial Corporation, a Florida corporation (“Parent”), certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and Subsidiaries of Parent and/or the Borrower during the accounting period covered by the attached financial statements.

3.               The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (this “Certificate”), except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.               With respect to Servicing Advances and Unencumbered Servicing Advances set forth on Schedule 1.01(e)(B) attached hereto, (i) the Residual Interests (other than reserve accounts) held by any Loan Party in any related Servicing Advance Facility are not subject to any Lien other than the Lien securing the Obligations (and Liens permitted under Sections 6.02(b), (c), (e) or (h) of the Credit Agreement) (ii) the Borrower, any Subsidiary Guarantor or any Subsidiary of Parent and/or the Borrower that is a Securitization Entity has valid title to all such Servicing Advances (including Unencumbered Servicing Advances), (iii) such Unencumbered Servicing Advances are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (iv) all such Servicing Advances (including Unencumbered Servicing Advances) are not subject to any Liens other than the Liens referred to in clause (iii) above and the Liens securing the relevant Servicing Advance Facility.

5.               With respect to Specified Deferred Servicing Fees, (i) Schedule 1.01(e)(B) attached hereto sets forth the aggregate amount of Specified Deferred Servicing Fees which have been earned and are due and payable to the Borrower and its Subsidiaries in connection with the related Servicing Agreements set forth on Schedule 1.01(e)(A) attached hereto, (ii) the Borrower or any Subsidiary Guarantor has valid title to such Specified Deferred Servicing Fees, (iii) such Specified Deferred Servicing Fees are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iv) such Specified Deferred Servicing Fees are not subject to any Lien other than the Liens contemplated by clause (iii) above except to the extent they are pledged pursuant to a Servicing Advance Facility that satisfies the applicable requirements set forth in clause (i) of Section 4.24(a) of the Credit Agreement.

6.               With respect to the Specified MSRs under the Servicing Agreements set forth on Schedule 1.01 (e)(A) attached hereto, (i) the Borrower or any Subsidiary Guarantor has valid title to such Specified MSRs, (ii) such Specified MSRs are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iii) such Specified MSRs are not subject to any Lien other than the Liens referred contemplated by clause (ii) above except to the extent provided in clause (i) of the definition of Specified MSR Value.

EXHIBIT C-1

7.               The Borrower hereby confirms the security interest granted in Section 2 of the Security Agreement and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all (1) Unencumbered Servicing Advances set forth on Schedule 1.01(e)(B) attached hereto, (2) Specified Deferred Servicing Fees set forth in Schedule 1.01(e)(B) attached hereto, and (3) all Specified MSRs set forth on Schedule 1.01(e)(A) and Schedule 1.01(e)(B) attached hereto.

The foregoing certifications, together with the computations set forth in the Annexes A through D hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [_________ __, 20__] pursuant to Section 5.01(e) of the Credit Agreement.

OCWEN LOAN SERVICING, LLC

By:
Name: Title: Chief Financial Officer
EXHIBIT C-2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [_________ __, 20 __].

1.	Consolidated Capital Expenditures:[1]			$[__,__,__]

2.	Consolidated Excess Cash Flow: (i) - (ii) =			$[__,__,__]

	(i)	(a)	Consolidated Net Income:	$[__,__,__]

		(b)	to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization:[2]	$[__,__,__]

		(c)	Consolidated Working Capital Adjustment:	$[__,__,__]

	(ii)	(a)	(1) scheduled and other mandatory repayments, without duplication, of Indebtedness[3] for borrowed money[4] and scheduled repayments of obligations under Capital Leases[5]:	$[__,__,__]

[1]	The aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries; provided, that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.12(c) or with Net Cash Proceeds from Asset Sales invested pursuant to Section 2.12(b) or (ii) that constitute a Permitted Acquisition permitted under Section 6.08.
[2]	Excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period.
[3]	In the case of (ii), voluntary and mandatory prepayments of the Loans are not included.
[4]	Excluding repayments of any revolving credit facility that is not included in Consolidated Working Capital Liabilities except to the extent the commitments with respect thereto are permanently reduced in connection with such repayments.
[5]	Excluding any interest expense portion thereof.
EXHIBIT C-3

			(2)	Consolidated Capital Expenditures (other than Consolidated Capital Expenditures made with the Available Amount):	$[__,__,__]

			(3)	Acquisition Consideration and all consideration paid in connection with the acquisition of MSRs and Servicing Advances (other than Permitted Acquisitions or other Investments that are either (A) financed with the Available Amount or (B) in any Person, assets or a business line or unit or a division of any Person engaged in activities that are not Core Business Activities):	$[__,__,__]

			(4)	any cash expenditures in respect of any non-operating and/or non-recurring items, increasing Consolidated Net Income for such period associated with claims or investigations against Parent or any of its Subsidiaries brought by any Governmental Authority, without duplication:

		(b)	other non-cash gains increasing Consolidated Net Income for such period:[6]		$[__,__,__]

3.	Consolidated Net Income: (i) - (ii) =				$[__,__,__]

	(i)	the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:			$[__,__,__]

	(ii)	(a)	the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period:		$[__,__,__]

		(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or the Borrower or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries:		$[__,__,__]

(c)

the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:

$[__,__,__]

[6]	Excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period.
EXHIBIT C-4

		(d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[__,__,__]

		(e) to the extent not included in clauses (ii)(a) through (ii)(d) above, any net extraordinary gains or net extraordinary losses or any non-operating and/or non-recurring items associated with claims or investigations against Parent or any of its Subsidiaries brought by any Governmental Authority:	$[__,__,__]

4.	Consolidated Working Capital: (i) - (ii) =		$[__,__,__]

	(i)	Consolidated Working Capital Assets[7]:	$[__,__,__]

	(ii)	Consolidated Working Capital Liabilities[8]:	$[__,__,__]

5.	Consolidated Working Capital Adjustment: (i) - (ii)[9]=		$[__,__,__]

	(i)	Consolidated Working Capital as of the beginning of such period:	$[__,__,__]

	(ii)	Consolidated Working Capital as of the end of such period:	$[__,__,__]

[7]	The total assets of Parent and its Subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Advances,” “Match Funded Advances,” “Receivables,” “Deferred Tax Assets (net)” and “Other Assets” (including “Debt service accounts,” “Interest earning collateral deposits” and “Prepaid lender fees and debt issuance costs, net”), “Loans held for sale” and “Loans held for investment” (excluding Ginnie Mae Home Equity Conversion Mortgage-Backed Securities that do not qualify for sale accounting) in conformity with GAAP, excluding cash and cash equivalents.
[8]	The total liabilities of Parent and its Subsidiaries on a consolidated basis that are included in the consolidated balance sheet reported to the SEC as “Match Funded Liabilities,” “Servicer Liabilities,” “Other Liabilities,” “Other secured borrowings” (excluding the Loans but including the Second Lien Notes) and “Senior Unsecured Notes” in conformity with GAAP.
[9]	In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of assets included in Consolidated Working Capital Assets and liabilities included in Consolidated Working Capital Liabilities and the effect of any Permitted Acquisition or any Asset Sale during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such Permitted Acquisition exceeds (or is less than) Consolidated Working Capital with respect to such Permitted Acquisitions at the end of such period.
EXHIBIT C-5

6.	First Lien LTV Ratio: (i)/(ii) =

	(i)	the aggregate principal amount of the Loans outstanding as of such date:		$[__,__,__]

	(ii)	sum of (a), (b), (c), (d), (e), (f) and (g) below:[10]		$[__,__,__]

		(a)	Specified Net Servicing Advances, as set forth on Annex C:	$[__,__,__]

		(b)	Specified Deferred Servicing Fees that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, as set forth on Annex D:	$[__,__,__]

(c)

Specified MSR Value of (i) all Specified MSRs that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders and (ii) other MSRs to the extent provided in clause (i) of the definition of Specified MSR Value in the Credit Agreement, as set forth on Annex E11

$[__,__,__]

		(d)	the greater of zero and the result of (x) all unrestricted Cash and Cash Equivalents that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders, minus (y) $50,000,000:	$[__,__,__]

		(e)	Advance Facility Reserves:	$[__,__,__]

		(f)	Specified Loan Value:	$[__,__,__]

		(g)	without duplication of clause (d), the fair value of marketable securities held by Parent and its Subsidiaries that are subject to a valid and perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Lenders as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c) of the Credit Agreement:	$[__,__,__]

			Actual: Required:	[__]% ___%

[10]	These calculations shall not include (x) any assets that have a negative value and (y) any Excess Servicing Strips.
[11]	For the avoidance of doubt, in the case of (c), the Specified MSR Value shall only include rights to payment under those Servicing Agreements for which an acknowledgement agreement from the relevant Specified Government Entity (other than with respect to Ginnie Mae) of the type set forth in Section 5.15(c) of the Credit Agreement has been obtained.
EXHIBIT C-6

ANNEX B TO COMPLIANCE

CERTIFICATE

SPECIFIED NET SERVICING ADVANCES

1.	Specified Net Servicing Advances: ((i)+(ii))-(iii) =		$[__,__,__]

	(i)	book value of all Servicing Advances (including, but not limited to, all Unencumbered Servicing Advances) as of such date:	$[__,__,__]

	(ii)	all deferred servicing fees that are pledged pursuant to any Servicing Advance Facility as of such date:	$[__,__,__]

	(iii)	aggregate outstanding amounts under any Servicing Advance Facility as of such date:	$[__,__,__]

2.	Unencumbered Servicing Advances[12] as of such date: See updated Schedule 1.01(e)(B) and Schedule 1.0l(e)(A) attached hereto.

[12]	All rights to reimbursement or payment, whether now or hereafter acquired or created, of any Servicing Advances that do not collateralize or secure any Servicing Advance Facility, and includes, in any event, all rights to reimbursement or payment of Servicing Advances pursuant to the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) which are indicated as unencumbered or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries has provided Servicing Advances on behalf of or for the benefit of any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B) which are labeled as “Unencumbered Advances”.
EXHIBIT C-7

ANNEX C TO COMPLIANCE

CERTIFICATE

SPECIFIED DEFERRED SERVICING FEES

1.	Specified Deferred Servicing Fees: =
	(all deferred fees payable to Parent, the Borrower and their respective Subsidiaries under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries has provided Servicing for any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B)); provided, however, that “Specified Deferred Servicing Fees” shall not include any rights to repayment of Servicing Advances.	$[__,__,__]

2.	See updated Schedule 1.01(e)(A) and Schedule 1.01(e)(B) attached.
EXHIBIT C-8

ANNEX D TO COMPLIANCE

CERTIFICATE

SPECIFIED MSR VALUE

1.	Specified MSR Value[13]((i)-(ii))+(iii) =		$[__,__,__]

	(i)	the value of all MSRs of Parent, the Borrower and their respective Subsidiaries that are pledged pursuant to an MSR Facility as of such date;	$[__,__,__]

	(ii)	the aggregate outstanding amounts under such MSR Facility as of such date;	$[__,__,__]

	(iii)	the value of all Specified MSRs of Parent, the Borrower and their respective Subsidiaries as of such date;	$[__,__,__]

2.	Specified MSRs[14]: See updated Schedule 1.01(e)(A) and Schedule 1.01(e)(B) attached.

[13]	For the avoidance of doubt, (a) such value is determined by an independent third party valuation firm, such as the Mortgage Industry Advisory Corporation or a comparable firm reasonably acceptable to the Administrative Agent and (b) “Specified MSR Value” shall not include the value of any Specified Deferred Servicing Fees.
[14]	The right to payments owed to Parent, the Borrower and their respective Subsidiaries, whether now or hereafter acquired or created, under each of the Servicing Agreements either (a) identified on Schedule 1.01(e)(A) or (b) pursuant to which any of Parent, the Borrower and their respective Subsidiaries has provided Servicing for any entity and/or transaction identified under the heading “Investor Name” set forth on Schedule 1.01(e)(B); provided, however, that “Specified MSRs” shall not include any rights to repayment of Servicing Advances.
EXHIBIT C-9

EXHIBIT D-1 TO

CREDIT AGREEMENT

OPINION OF MAYER BROWN LLP

[See Attached.]

EXHIBIT D-1

EXHIBIT D-2 TO

CREDIT AGREEMENT

OPINION OF INTERNAL COUNSEL FOR LOAN PARTIES

[See attached.]

EXHIBIT D-2

EXHIBIT D-3 TO

CREDIT AGREEMENT

OPINION OF U.S. VIRGIN ISLAND COUNSEL FOR LOAN PARTIES

[See attached.]

EXHIBIT D-3

EXHIBIT E TO

CREDIT AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund1]

3.	Borrower:	Ocwen Loan Servicing, LLC

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $335,000,0000 Amended and Restated Senior Secured Term Loan Facility A.greement, dated as of December 5, 2016 among Ocwen Loan Servicing, LLC, as borrower, Ocwen Financial Corporation, as parent, certain subsidiaries of Ocwen Financial Corporation, as subsidiary guarantors, the Lenders parties thereto, Barclays Bank PLC, as administrative agent, and the other agents parties thereto.

[1]	Select as applicable.
EXHIBIT E-1

6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Restatement Effective Date Term Loans	$__________	$__________	__________%

Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:
[NAME OF ASSIGNOR		[NAME OF ASSIGNEE]

Notices:		Notices:
	____________________		____________________
	____________________		____________________
	____________________		____________________
	Attention:		Attention:
	Telecopier		Telecopier:

with a copy to		with a copy to:
	____________________		____________________
	____________________		____________________
	____________________		____________________
	Attention		Attention:
	Telecopier		Telecopier:

Wire Instructions:		Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
EXHIBIT E-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Title:

[Consented to:]4

OCWEN LOAN SERVICING, LLC

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
EXHIBIT E-3

ANNEX 1 TO

ASSIGNMENT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:
2.1	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.
EXHIBIT E-4

EXHIBIT F-1 TO

CREDIT AGREEMENT

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Treated As Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Senior Secured Term Loan Facility Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 5, 2016, by and among Ocwen Loan Servicing, LLC, as the Borrower, Ocwen Financial Corporation, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.

Pursuant to the provisions of Section 2.18(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

EXHIBIT F-1-1

 Form of United States Tax Compliance Certificate

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _____ day of _____________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name: Title:
EXHIBIT F-1-2

 Form of United States Tax Compliance Certificate

EXHIBIT F-2 TO

CREDIT AGREEMENT

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Senior Secured Term Loan Facility Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 5, 2016, by and among Ocwen Loan Servicing, LLC, as the Borrower, Ocwen Financial Corporation, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.

Pursuant to the provisions of Section 2.18(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (“applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s or any of its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-2-1

 Form of United States Tax Compliance Certificate

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _____ day of _____________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name: Title:

EXHIBIT F-2-2

 Form of United States Tax Compliance Certificate

EXHIBIT F-3 TO

CREDIT AGREEMENT

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Senior Secured Term Loan Facility Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 5, 2016, by and among Ocwen Loan Servicing, LLC, as the Borrower, Ocwen Financial Corporation, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.

Pursuant to the provisions of Section 2.18(c) and Section 10.06(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-3-1

 Form of United States Tax Compliance Certificate

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _____ day of _____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name: Title:
EXHIBIT F-3-2

 Form of United States Tax Compliance Certificate

EXHIBIT F-4 TO

CREDIT AGREEMENT

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Senior Secured Term Loan Facility Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 5, 2016, by and among Ocwen Loan Servicing, LLC, as the Borrower, Ocwen Financial Corporation, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.

Pursuant to the provisions of Section 2.18(c) and Section 10.06(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable partners/members claiming the portfolio interest exemption (“applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s or any of its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _____ day of _____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Na me:
Title:
EXHIBIT F-4-2

EXHIBIT G-1 TO

CREDIT AGREEMENT

RESTATEMENT EFFECTIVE DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1.               We are, respectively, the chief executive officer and the chief financial officer of OCWEN LOAN SERVICING, LLC (the “Borrower”).

2.               We have reviewed the terms of Article IV of the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, OCWEN FINANCIAL CORPORATION (“Parent”), certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, the definitions and provisions contained in such Credit Agreement relating thereto and the other Loan Documents, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3.               Based upon our review and examination described in paragraph 2 above, we certify, on behalf of the Borrower, that as of the date hereof:

               (i)               the Representations set forth in Article IV of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Restatement Effective Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties are true and correct in all material respects as of such earlier date); provided that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty is true and correct in all respects; and

               (ii)               each of the conditions precedent set forth in Section 3.01 of the Credit Agreement has been satisfied as of the Restatement Effective Date (except that no certification need be made as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

EXHIBIT G-1-1

The foregoing certifications are made and delivered as of December 5, 2016.

OCWEN LOAN SERVICING, LLC

By:
Name: Title: Chief Executive Officer

By:
Name: Title: Chief Financial Officer

EXHIBIT G-1-2

EXHIBIT G-2 TO

CREDIT AGREEMENT

SOLVENCY CERTIFICATE

December 5, 2016

This Solvency Certificate is delivered pursuant to Section 3.01(j) of the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (the “Credit Agreement”), among Ocwen Loan Servicing, LLC (the “Borrower”), a wholly-owned subsidiary of Ocwen Financial Corporation (“Parent”), Parent, the other Guarantors party thereto, Barclays Bank PLC, as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

The undersigned Chief Financial Officer of Parent does hereby certify (in such capacity and not in an individual capacity) that:

1.                On the date hereof before and after giving effect to the Transactions, the present fair saleable value of the assets of Parent (as used herein “Parent” means Parent and its Subsidiaries on a consolidated basis) is greater than the total amount of debt, including contingent liabilities, of the Parent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

2.                Parent is not incurring, and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur debts or liabilities beyond Parent’s ability to pay such debts and liabilities as they mature.

3.                Parent is not, and after giving effect to the Transactions will not be, left with unreasonably small capital in relation to its business contemplated on the Restatement Effective Date or with respect to any transaction contemplated to be undertaken after the Restatement Effective Date.

[Signature Page Follows]

EXHIBIT G-2-1

IN WITNESS WHEREOF, I have hereunto set my hand this December 5, 2016.

OCWEN FINANCIAL CORPORATION, as Parent

By:
Name: Title: Chief Financial Officer
EXHIBIT G-2-2

EXHIBIT H TO

CREDIT AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [__________ __, 20_] (this “Counterpart Agreement”) is delivered pursuant to that certain Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OCWEN LOAN SERVICING, LLC, as the Borrower, OCWEN FINANCIAL CORPORATION, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

Section 1.               Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)               agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Subsidiary Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)               represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date;

(c)               agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(d)               the undersigned hereby (i) agrees that this counterpart may be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located, (iv) authorizes the Collateral Agent to file a record or records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent pursuant to the Security Agreement, and (v) delivers to Collateral Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

EXHIBIT H-1

Section 2.               The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW, RULE, PROVISION OR PRINCIPLE OF CONFLICT OF LAWS THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

[Remainder of page intentionally left blank]

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name: Title: [Authorized Officer]

Address for Notices:

Attention:
Telecopier:

with a copy to:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT H-3

EXHIBIT I TO

CREDIT AGREEMENT

INTERCOMPANY NOTE

Dated: _______________

FOR VALUE RECEIVED, each undersigned entity (collectively, the “Group Members” and each, a “Group Member”) that is a party to this intercompany promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Group Member that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Ocwen Loan Servicing, LLC, as the Borrower, Ocwen Financial Corporation, as Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the Payor and the Payee. Interest shall be due and payable at such times as may be agreed upon in writing from time to time by the Payor and the relevant Payee.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until all of the Obligations (other than (x) obligations in respect of any Hedge Agreement not yet due and payable and (y) unasserted contingent indemnity obligations) have been performed and paid in full in cash in immediately available funds and all commitments to extend credit under any Loan Document have been terminated; provided, that the applicable Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights and Liens of such Payee, whether now or hereafter arising and howsoever existing, in any property of such Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such property. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such property or to foreclose upon, or exercise any other remedy in respect of, any such property, whether by judicial action or otherwise, unless and until all of the Obligations (other than (x) obligations in respect of any Hedge Agreement not yet due and payable and (y) unasserted contingent indemnity obligations) shall have been performed and paid in full in cash in immediately available funds and all commitments have been expired or terminated.

EXHIBIT I-1

Except as expressly permitted by the Loan Documents, if all or any part of the property of any Payor, or the proceeds thereof, is subject to any distribution, division or application to the creditors of such Payor, whether partial or complete, voluntary or involuntary, by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of such Payor is dissolved or if all or substantially all of the property of such Payor is sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash or other property which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Obligations, due or to become due, until the date on which the Obligations (other than (x) obligations in respect of any Hedge Agreement not yet due and payable and (y) unasserted contingent indemnity obligations) shall have been performed and paid in full in cash in immediately available funds and all commitments to extend credit under any Loan Document shall have expired or been terminated. Each Payee irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own name or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. Each Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. The Collateral Agent may vote such proofs of claim in any such proceeding (and the Payee shall to be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Obligations (other than (x) obligations in respect of any Hedge Agreement not yet due and payable and (y) unasserted contingent indemnity obligations) have been performed and paid in full in cash in immediately available funds and all commitments to extend credit under any Loan Document have expired or been terminated, such Payee shall receive and hold the same in trust, as trustee (or if not possible under applicable law for the benefit of), for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee and held in trust by such Payee as the property of the Collateral Agent, for the benefit of the Secured Parties. If such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.

From time to time after the date hereof, additional Persons may become parties hereto by executing a signature page hereto, which shall automatically be incorporated into this Promissory Note.  Upon delivery of such signature page, notice of which is hereby waived by the other Payors and Payees, such Person (the “Additional Party”) shall become a Payor and a Payee hereto as if such Additional Party were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.

The Secured Parties shall be third party beneficiaries of the subordination provisions contained herein and shall be entitled to enforce such subordination provisions.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

EXHIBIT I-2

IN WITNESS WHEREOF, the undersigned Payors have caused this Promissory Note to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

[PAYORS]

By:
Name: Title:

EXHIBIT I-3

SCHEDULE A TO

INTERCOMPANY NOTE

TRANSACTIONS UNDER
INTERCOMPANY NOTE

Date	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance From Payor to Payee This Date	Notation Made By

EXHIBIT I-4

SCHEDULE B TO

INTERCOMPANY NOTE

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to _________________________ all of its right, title and interest in and to the Intercompany Note, dated __________ (as it may be amended, amended and restated, supplemented, restated, replaced, refinanced or otherwise modified from time to time, the “Promissory Note”), made by the Payers signatory thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

Dated: ___________________

[PAYEES]

By:
Name: Title:

EXHIBIT I-5

EXHIBIT J TO

CREDIT AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [__________ __, 20__) (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”), OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), certain Subsidiaries of Parent, as Subsidiary Guarantors, and BARCLAYS BANK PLC, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, Parent, the Subsidiary Guarantors, the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may provide an increase to the Restatement Effective Date Term Loans or New Term Loan Commitments (which may be in the form of a new Series of New Term Loans or an increase to the amount of Restatement Effective Date Term Loans or any then outstanding series of New Term Loans, such new term loan commitments or increase, the “New Term Loan Commitments”) by entering into one or more Joinder Agreements with the New Term Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT J-1

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each [Series [____]] New Term Loan Commitment shall mean, as of any date of determination, [____]% per annum.
2.	Principal Payments. The Borrower shall make principal payments on the [Series [____]] New Term Loan Commitments in installments on the dates and in the amounts set forth below:
(A) Payment Date	(B) Scheduled Repayment of [Series [__]] New Term Loan Commitments
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [__]] Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [__]] New Term Loan Commitments in accordance with Sections 2.09, 2.11 and 2.12 of the Credit Agreement respectively; provided that (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Loans and (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the Initial Term Loan Maturity Date.
4.	Prepayment Fees. The Borrower agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [______________].

[1]	Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto the extent consistent with Section 2.22 of the Credit Agreement.
EXHIBIT J-2

[Insert other additional prepayment provisions with respect to New Term Loan Commitments]

5.	Other Fees. The Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [_________, ____] on [__________ __, ____].
6.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [__]]New Term Loan Commitments from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: _________, ____

b.	Amount of Proposed Borrowing: $__________________

c.	Interest rate option:	☐	a.	Base Rate Loan(s)
		☐	b.	Eurodollar Rate Loans with an initial Interest Period of ____
7.	[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement [and the making of [Series [__]] New Term Loan Commitments that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]
8.	Use of Proceeds. The Borrower covenants and agrees that it will use the proceeds of the New Term Loans for [ ].
9.	Credit Agreement Governs. Except as set forth in this Agreement, [Series [__]]New Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.
10.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certify that:
i.	The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;
ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and
iii.	The Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

[2]	Insert bracketed language if the lending institution is not already a Lender.
EXHIBIT J-3

11.	Conditions. The effectiveness of this Agreement and the funding of the commitments set forth herein shall be conditioned upon the satisfaction of the following:
i.	The Borrower shall deliver or cause to be delivered the following legal opinions and documents: [__________], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement;
ii.	The Borrower shall satisfy the conditions set forth in Sections 3.01(h) of the Credit Agreement (provided that each reference therein to Section 3.01 shall be deemed a reference to Section 2.22, each reference therein to the Restatement Effective Date shall be deemed a reference to the Increased Amount Date and each reference therein to the Specified Representations shall be deemed a reference to the representations and warranties contained in the Credit Agreement and in the other Loan Documents);
iii.	The Borrower shall deliver an Officers’ Certificate setting forth the calculations (in reasonable detail) demonstrating (i) pro forma compliance with the financial covenant described in Section 6.07 of the Credit Agreement after giving effect to the New Term Loan Commitments as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.01(b) or (c) after giving effect to the Term Loans to be made pursuant to the [Series [__]] New Term Loan Commitments;
iv.	All fees and reasonable and invoiced out-of-pocket expenses required to be paid to the Lenders, the Administrative Agent or the Lead Arranger shall, upon the borrowing of the New Term Loans, have been paid; [and]
v.	[Insert additional conditions with respect to New Term Loan Commitments].
12.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.
13.	Representations and Warranties. By its execution of this Agreement, the Borrower hereby certifies that the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement, and each other Loan Document executed or to be executed by it in connection with this Agreement are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate, limited liability company, or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms and the terms of the Credit Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by this Agreement and the consummation of the transactions contemplated by this Agreement at the Increased Amount Date do not and shall not (a) violate (i) any provision of any law, statute, ordinance, rule, regulation, or code applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party or (iii) any order, judgment, injunction or decree of any court or other agency of government binding on any Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Restatement Effective Date and except for any such approvals or consents the failure of which to obtain shall not have a Material Adverse Effect.
14.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.
EXHIBIT J-4

15.	Tax Forms. Each New Term Loan Lender delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to subsection 2.18(c) of the Credit Agreement.
16.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [__]] New Term Loan Commitments made by New Term Loan Lenders in the Register.
17.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
18.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
19.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
20.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT J-5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [__________, ____].

[NAME OF LENDER]

By:
Name: Title:

Notice Address:

Attention: Telephone: Facsimile:

OCWEN LOAN SERVICING, LLC

By:
Name: Title: [Authorized Officer]

[NAME OF SUBSIDIARY]

By:
Name: Title: [Authorized Officer]

EXHIBIT J-6

Consented to by:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Name: Title:

EXHIBIT J-7

SCHEDULE A TO

JOINDER AGREEMENT

Name of Lender	Amount
[_________________]	$__________

Total: $__________

EXHIBIT J-8

EXHIBIT K TO

CREDIT AGREEMENT

PREPAYMENT NOTICE

Date: _______, ____

To: Barclays Bank PLC,
as Administrative Agent
Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10019

Attention: Joe Squeri

Telephone: 212.320.6927

Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to the Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of December 5, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (the “Borrower”) and a wholly-owned subsidiary of OCWEN FINANCIAL CORPORATION, a Florida corporation (“Parent”), Parent, certain Subsidiaries of Parent, as Subsidiary Guarantors, the Lenders party thereto from time to time, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

This prepayment notice (this “Prepayment Notice”) is delivered to you pursuant to Section 2.11 of the Credit Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1.	(select Type(s) of Loans),

☐ Base Rate Loans in the aggregate principal amount of $________.

☐ Eurodollar Rate Loans with an Interest Period ending ______, 201_ in the aggregate principal amount of $?________.

2.	(select type of prepayment),

☐ Mandatory Prepayment

☐ Voluntary Prepayment

3.	On __________, 201_ (a Business Day).

[Signature Page Follows]

EXHIBIT K-1

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement, including Section 2.11 of the Credit Agreement.

OCWEN LOAN SERVICING, LLC

By:
Name: Title: [Authorized Officer]
EXHIBIT K-2